Exhibit 4.13

CLIFFORD                                            CLIFFORD CHANCE LLP
CHANCE                                              ADVOCATEN SOLICITORS NOTARIS
                                                    BELASTINGADVISEURS

                                  FRONTLINE LTD

                                   SEALIFT LTD

                             3i EUROPARTNERS Va L.P.

                             3i EUROPARTNERS Vb L.P.

                     3i PAN EUROPEAN BUY-OUTS 2006-08A L.P.

                     3i PAN EUROPEAN BUY-OUTS 2006-08B L.P.

                     3i PAN EUROPEAN BUY-OUTS 2006-08C L.P.

                          3i GLOBAL GROWTH 2006-08 L.P.

                       3i PAN-EUROPEAN GROWTH 2006-08 L.P.

                   PAN-EUROPEAN BUYOUTS CO-INVEST 2006-08 L.P.

                   PAN-EUROPEAN BUYOUTS CO-INVEST 2006-08 FCPR

              PAN-EUROPEAN BUYOUTS (NORDIC) CO-INVEST 2006-08 L.P.

              PAN EUROPEAN BUYOUTS (DUTCH) A CO-INVEST 2006-08 L.P.

                      GLOBAL GROWTH CO-INVEST 2006-08 L.P.

                     OIL, GAS & POWER CO-INVEST 2006-08 L.P.

                            STICHTING MANAGEMENT SEAL

                          STICHTING MANAGEMENT DELPHI

                              NEPTUN HEAVY LIFT AS

                             CAPRICORN INVESTMENT AS

                                  SJOKONSULT AS

                                   ----------

                                MERGER AGREEMENT
                              DOCKWISE AND SEALIFT

                                   ----------

CLIFFORD                                            CLIFFORD CHANCE LLP
CHANCE                                              ADVOCATEN SOLICITORS NOTARIS
                                                    BELASTINGADVISEURS

                                    CONTENTS

CLAUSE                                                                      PAGE

 1.   Definitions                                                             3
 2.   Sale And Purchase Agreement                                             3
 3.   Shareholders Agreement                                                  3
 4.   The Debt Restructuring                                                  3
 5.   Vessels, Conversion, Shipco's Transfer Transaction                      3
 6.   Private Placement                                                       3
 7.   Interconditionality And Announcement                                    4
 8.   Conditions To Completion                                                4
 9.   Pre-Completion Conduct                                                  5
10.   Completion                                                              6
11.   Due Diligence                                                           6
12.   Warranties                                                              7
13.   Ancillary Restraints & Undertakings                                     8
14.   Confidentiality                                                        10
15.   No Rescission                                                          11
16.   Whole Agreement                                                        11
17.   Language                                                               11
18.   Further Assurances; Post-Completion Actions                            11
19.   Assignment                                                             11
20.   Notices                                                                12
21.   Costs                                                                  13
22.   General                                                                14
23.   Interpretation                                                         15
24.   Governing Law; Jurisdiction                                            17
25.   Counterparts                                                           17
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THIS MERGER AGREEMENT is made on 27 April 2007.

BETWEEN:

The investment funds listed in SCHEDULE 1 (3i Investors) to this Merger Agreement (the "3i INVESTORS");

FRONTLINE LTD, a company incorporated under the laws of Bermuda with its registration number 17460 and its registered office at Par la Ville Place, 14 Par la Ville Road, Hamilton, Bermuda and listed on the Oslo Stock Exchange ("FRONTLINE");

SEALIFT LTD a company incorporated under the laws of Bermuda with the registration number 39466 and its registered office at Par la Ville Place, 14 Par la Ville Road, Hamilton, Bermuda, ("SEALIFT" or the "COMPANY");

STICHTING MANAGEMENT DELPHI, a foundation (STICHTING) incorporated under the laws of The Netherlands, having its registered offices at Lage Mosten 15, 4822 NJ Breda, the Netherlands, registered with the Commercial Register in West-Brabant, The Netherlands, under file number 34260899 (the "DELPHI FOUNDATION");

STICHTING MANAGEMENT SEALIFT, a foundation (STICHTING) incorporated under the laws of The Netherlands, having its registered offices at Breda, The Netherlands, and its principal place of business at Lage Mosten 15, 4822 NJ Breda, the Netherlands, registered with the Commercial Register in West-Brabant, The Netherlands (the "MPP FOUNDATION");

NEPTUN HEAVY LIFT AS, a company incorporated under the laws of Norway, with its registered office at Ruselokkveien 26, 0117 Oslo, Norway and registered with the corporate register in Norway under number 935 302 110 ("NEPTUN");

CAPRICORN INVESTMENT AS, a company incorporated under the laws of Norway, with its registered office at Dalsveien 57, 0775 Oslo, Norway and registered with the corporate register in Norway under number 989 048 945 ("CAPRICORN"); and

SJOKONSULT AS, a company incorporated under the laws of Norway, with its registered office at Bjerkebakken 65 A, 0757 Oslo, Norway and registered with the corporate register in Norway under number 989 382 810 ("SJOKONSULT");

The above parties (including each of the 3i Investors) are individually referred to as a "PARTY" and together as the "PARTIES";

WHEREAS:

(A) The 3i Investors, the Delphi Foundation (which has or will transfer all its interests in Delphi to the MPP Foundation), Neptun, Capricorn and Sjokonsult (collectively the "DELPHI SHAREHOLDERS") together hold 100% of the issued share capital of Delphi Acquisition Holding S.A., a limited liability company (SOCIETE ANONYME) incorporated under the laws of Luxembourg, with its registered office at 20, rue de la Poste, L-2346 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register under number B122.411 ("DELPHI");


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(B)  Delphi is the holding company for a group of companies active in the offshore industry operating a fleet of large heavy lift transport vessels (the "Delphi Business"). Delphi acquired the group of companies operating the Delphi Business on 12 January 2007;

(C) Sealift is the holding company for a group of, inter alia, six companies (the "ShipCo's") each of which owns a single hull Suez max vessel (collectively the "Sealift Vessels"). Four Sealift Vessels are being, or are scheduled to be, converted at a Cosco shipyard in China into float-over heavy lift transport vessels. Sealift has the option to also convert the remaining two Sealift Vessels into float-over heavy lift transport vessels. Pursuant to the purchase agreement(s) dated 31 January 2007 as supplemented on 15th March 2007, the costs of conversion of the first four of the Sealift Vessels are for the account of Frontline. The costs of conversion of the further two Sealift Vessels are for the account of Sealift;

(D) The shares of Sealift are traded in Norway on the over the counter system ("OTC") administrated by the Norwegian Stockbrokers Association. Frontline is a substantial minority shareholder of Sealift holding 33.33% of the entire issued share capital of Sealift;

(E) The Parties have discussed the possibility of merging the Delphi Business and the Sealift Business (as defined herein) (the "Merger") and have on 3 April 2007 entered into a non-binding merger term sheet and a confidentiality and exclusivity agreement;

(F) The Merger will be effected by (i) the sale by the Delphi Shareholders of the entire issued share capital of Delphi to Sealift in consideration for the issue by Sealift of the Consideration Shares (as defined herein) such shares to be admitted for trading on the OTC, and (ii) the sale by Sealift of the shares of the ShipCo's to Dockwise Transport B.V. (the "ShipCo Transfer Transaction");

(G) The Parties wish (i) to procure the Private Placement (as defined herein) of shares in the capital of Sealift (which will be tradable on the OTC), and (ii) to restructure the debt financing of both Sealift, Delphi and their respective subsidiaries (the "Debt Restructuring"). (The Merger, the ShipCo Transfer Transaction, the Private Placement, and the Debt Restructuring, are collectively referred to as the "Transaction");

(H) Sealift's board has, without prejudice to the provisions of the Shareholders Agreement, in a resolution on 27 April 2007, resolved to seek a listing of its shares on the Oslo Stock Exchange with Q3/07 as the targeted period for the first date of trading (the "Proposed Listing");

(I) Sealift and Delphi have complied or procured compliance with the provisions of the Dutch Social Economic Council Merger Regulations for the protection of employees (SER-Besluit Fusiegedragsregels 2000 ter bescherming van de belangen van werknemers) and the works council of Dockwise B.V. has rendered an unconditional positive advice in relation to the Transaction; and

(J) The Parties now wish to proceed with the Transaction on the terms and conditions set out in this Merger Agreement.

IT IS HEREBY AGREED AS FOLLOWS:


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

1. DEFINITIONS

1.1 In this Merger Agreement capitalised terms have the meaning ascribed thereto in SCHEDULE 2 (Definitions).

2. SALE AND PURCHASE AGREEMENT

2.1 Sealift, the Delphi Shareholders, the Delphi Foundation, Neptun, Capricorn and Sjokonsult shall on the date hereof enter into the Delphi SPA in the Agreed Form.

3. SHAREHOLDERS AGREEMENT

3.1 Frontline, certain of the Delphi Shareholders and Sealift shall on the date hereof enter into the Sealift Shareholders Agreement in the Agreed Form.

4. THE DEBT RESTRUCTURING

4.1 The Parties shall procure the implementation of the Debt Restructuring in accordance with the provisions of SCHEDULE 5 (Debt Restructuring).

5. VESSELS, CONVERSION, SHIPCO'S TRANSFER TRANSACTION

5.1 Frontline shall, and Sealift shall procure that the ShipCo's shall, on the date hereof enter into the Second Supplemental Purchase Agreement.

5.2 Sealift shall, and the Delphi Shareholders shall procure that Dockwise Transport B.V. shall, on the date hereof enter into the ShipCo SPA and shall on the Merger Completion Date complete the ShipCo Transfer Transaction in accordance with SCHEDULE 6 (ShipCo Transfer Transaction).

6. PRIVATE PLACEMENT

6.1 The Parties wish to pursue a private placement to professional investors ("NEW INVESTORS") of shares in the capital of Sealift (the "OFFERING SHARES") to be admitted to trading on the OTC (the "PRIVATE PLACEMENT").

6.2 Part of the Offering Shares shall be issued by Sealift directly to New Investors in which case the proceeds shall be for the account of Sealift (the "PRIMARY OFFERING SHARES") and part of the Offering Shares shall be Consideration Shares to be sold to New Investors by certain of the Delphi Shareholders in which case the proceeds shall be for the account of the selling Delphi Shareholders (the "SECONDARY OFFERING SHARES"), all in accordance with the provisions of SCHEDULE 3 (Private Placement) and the Subscription Agreement.

6.3 Sealift has mandated Pareto Securities ASA and Carnegie ASA as managers in connection with the Private Placement (the "PLACEMENT MANAGERS").

6.4 The final offer price for the Offering Share shall be NOK 30 per Offering Share (the "OFFER PRICE"). The total number of Offering Shares, the number of Primary Offering Shares and Secondary Offering Shares and the allotment of Offering Shares to New Investors shall be determined in accordance with
     SCHEDULE 3 (Private Placement) and the Subscription Agreement.


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

6.5 Sealift and Frontline shall procure that the Private Placement shall take place in accordance with all applicable laws and regulations affecting Sealift in Bermuda and all applicable rules and regulations and market practice relating to private placements on the OTC.

7. INTERCONDITIONALITY AND ANNOUNCEMENT

7.1 The obligations of each of the Parties is conditional on each of the Transaction Documents having been duly signed by the appropriate parties thereto ("SIGNING").

7.2 Immediately following Signing Sealift and Frontline shall announce the Transaction by issuing the Sealift Press Release and the Frontline Press Release.

8. CONDITIONS TO COMPLETION

8.1 Completion of the Transaction is conditional on the Completion Conditions set out in clause 8.2 being fulfilled or waived in accordance with clause 8.3.

8.2   The Completion Conditions are:

      8.2.1 receipt of all required licences and consents required from the Bermuda Monetary Authority or the Bermuda Registration of Companies or any other governmental authority having jurisdiction in relation to the issue of the Consideration Shares and the placement of the Offering Shares; and

      8.2.2 receipt by the 3i Investors and Sealift of a confirmation from the Placement Managers that they have received irrevocable commitments from New Investors in relation to the subscription for Offering Shares for an aggregate amount of at least 39,800,000 Offering Shares at a price equal to the Offer Price and the allotment of the Offering Shares and the satisfaction or waiver of all the Conditions of the Offering, all as defined and in accordance with the provisions of the Subscription Agreement.

8.3 The Completion Condition set out in clause 8.2.2 is for the benefit of the 3i Investors and may be waived by the 3i Investors (either in whole or in part) at any time by notice to the other Parties. The Completion Condition in Clause 8.2.1 is for the benefit of all the Parties. All Parties shall (to the extent within their power) use reasonable endeavours to procure that the Completion Conditions are satisfied on or before the Merger Completion Date.

8.4 If the Completion Conditions have not all been fulfilled or waived in accordance with clause 8.3 on or before 23h59m GET on 11 May 2007 (the "STOP DATE") but subject to the Parties having complied with their obligations under this Merger Agreement, the 3i Investors and Sealift may each terminate this Merger Agreement by notice in writing to the other Parties without liability of any Party to any other Party and without any obligation on any Party to compensate any other Party for any damages or cost incurred as a result thereof. Following such termination:

      8.4.1 except for this clause 8 (Conditions), clauses 1 (Definitions), 16 (Whole Agreement), 17 (Language), 20 (Notices), 23 (Interpretation), 24 (Governing Law; Jurisdiction) and 25 (Counterparts), all the other clauses of this Merger


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           Agreement and the offer Transaction Documents shall lapse and cease to have effect; but

     8.4.2 the lapsing of those provisions and agreements shall not affect any rights or liabilities of any Party in respect of damages for non-performance of any obligation under the Transaction Documents falling due for performance prior to such lapse; and

     8.4.3 except as required by statutory or contractual obligations to a stock exchange or other market on which the shares of any Party are traded, no Party shall make (or permit any person to make) any announcement concerning the termination of this Merger Agreement or any ancillary matter without the prior written consent of the 3i Investors, Frontline and Sealift (not to be unreasonably withheld or delayed).

8.5 Upon fulfilment or waiver (as the case may be) of the Completion Conditions, (i) each of Sealift and the 3i Investors may issue the Completion Certificate and (ii) the Parties must proceed to completion of the Merger in accordance with clause 10, the Delphi SPA and the ShipCo SPA ("MERGER COMPLETION").

8.6 Completion of the Private Placement shall occur immediately after Merger Completion having occurred.

9. PRE-COMPLETION CONDUCT

9.1 Pending Merger Completion each of Frontline and Sealift shall procure that:

     9.1.1 the Delphi Shareholders, their representatives and advisers are given reasonable access to the management and to the books and records of the Sealift Group Companies;

     9.1.2 the Delphi Shareholders, their representatives and advisers are provided information regarding the business and affairs of the Sealift Group Companies they reasonably require for the purposes of the Transaction; and

     9.1.3 each of the Sealift Group Companies, if required by the Delphi Shareholders, shall provide all co-operation reasonably necessary in connection with the Debt Restructuring.

     The Delphi Shareholders shall have no rights under this clause whilst they are in breach of this Merger Agreement.

9.2 Pending Merger Completion each of Frontline (to the extent within its power) and Sealift shall use their reasonable endeavours so as to procure that, except with the written consent of the Delphi Shareholders (which shall not be unreasonably withheld or delayed and shall in any event be deemed to be given if no response is received within 3 (three) days of a written request by Frontline and Sealift) the business of the Sealift Group Companies shall be run in the ordinary course and in accordance with consistent past practice.


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10. COMPLETION

10.1 Merger Completion shall take place on the Merger Completion Date at the offices of Clifford Chance LLP in Amsterdam in accordance with the terms of the Delphi SPA and each of the Parties shall comply with its obligations set out therein.

10.2 Completion of the Debt Restructuring shall take place at the offices of Clifford Chance LLP in Amsterdam on the Merger Completion Date in accordance with the provisions of SCHEDULE 5 (Debt Restructuring) and each of the Parties shall comply with its obligations set out therein.

10.3 Completion of the ShipCo Transfer Transaction shall take place at the offices of Clifford Chance LLP in Amsterdam on the Merger Completion Date in accordance with the provisions of SCHEDULE 6 (ShipCo Transfer Transaction) and each of the Parties shall comply with its obligations set out therein.

10.4 Completion of the Private Placement shall take place on the Private Placement Completion Date in accordance with the Subscription Agreement and the provisions of SCHEDULE 3 (Private Placement) and to the extent the same relates to them, each of the Parties shall comply with the provisions thereof.

11. DUE DILIGENCE

11.1 The Delphi Shareholders acknowledge and agree that:

     11.1.1 they have performed, with the assistance of professional advisors, a due diligence investigation with respect to Sealift, the Sealift Group Companies and the Sealift Business during the period from 5 April 2007 to the date hereof (the "SEALIFT DUE DILIGENCE INVESTIGATION");

     11.1.2 for the purposes of the Sealift Due Diligence Investigation the Delphi Shareholders have had (and their advisors have had) sufficient opportunity to review any and all information made available to the Delphi Shareholders and its advisors, amongst others, (i) by having received verbal and written information regarding the Sealift Group Companies and the Sealift Business from Frontline, Sealift, and/or their representatives, (ii) by having had access to the financial, legal, tax, commercial and other information listed on the index attached as SCHEDULE 7 (Disclosed Information), (iii) by having had the opportunity to submit questions to and receive answers from Frontline and from Sealift on any matter that they deemed proper and necessary for the purpose of entering into this Merger Agreement, and (iv) by having had access to senior management of the Company (including meeting with the Company's management group) (together with information cross-referred therein collectively the "DISCLOSED SEALIFT INFORMATION"); and

     11.l.3 the Delphi Shareholders have to the best of their knowledge raised with Frontline and Sealift all specific issues which they considered relevant in connection with the transactions contemplated hereby and taking into account the information available to the Delphi Shareholders at that time.

11.2 Frontline and Sealift acknowledge and agree that:


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

     11.2.1 they have been offered the opportunity to perform, with the assistance of professional advisors, a due diligence investigation with respect to the Shares, Convertible Bonds, Loan Notes (all as defined in the Delphi SPA), the Delphi Group Companies and their business during the period from 30 March 2007 to the date hereof (the "DOCKWISE DUE DILIGENCE INVESTIGATION");

     11.2.2 for the purposes of the Due Diligence Investigation Frontline and Sealift have had (and its advisors have had) sufficient opportunity to review any and all information made available to Frontline, Sealift and their advisors, amongst others, (i) by having received information regarding the Delphi Group Companies and its business from the Delphi Shareholders, Delphi and/or their representatives
            (ii) by having had access to the Disclosed Dockwise Information,
            (iii) by having had the opportunity to submit questions to and receive answers from the Delphi Shareholders and from Delphi on any matter that it deemed proper and necessary for the purpose of entering into this Merger Agreement, and (iv) by having had access to senior management of Delphi (including meeting with the Delphi management group) (together with information cross-referred therein collectively the "DISCLOSED DOCKWISE INFORMATION"); and

     11.2.3 Frontline and Sealift have to the best of their knowledge raised with the Delphi Shareholders all specific issues which they considered relevant in connection with the transactions contemplated hereby and taking into account the information available to Frontline and Sealift at that time.

12. WARRANTIES

12.1 Each of Frontline and Sealift represents and warrants to the Delphi Shareholders that each of the statements set out in SCHEDULE 8 (Warranties) is true, accurate in all material respects and not misleading in any material respect at the date hereof and will be true, accurate in all material respects and not misleading in any material respect at Merger Completion.

12.2 In the event that any of the Warranties is not true or accurate or is misleading or in the event of any other breach of this Merger Agreement (any of the foregoing a "BREACH") Frontline and Sealift shall be jointly and severally liable for all damages incurred by the Delphi Shareholders directly resulting from such Breach and, subject to the provisions of this Merger Agreement, compensate the Delphi Shareholders (or at their direction any Sealift Group Company or Delphi Group Company) for these damages, provided however, that neither Frontline nor Sealift shall be liable for any consequential damages, losses or liabilities or loss of profit.

12.3 If the Delphi Shareholders become aware of a Breach, they shall notify Frontline and Sealift thereof, describing in reasonable detail the facts or circumstances giving rise thereto, and, if reasonably possible, the amount of the claim (the "CLAIM").

12.4 Sealift's aggregate liability with respect to any claim for breach of Warranties is limited to USD 37.5 million. Frontline's aggregate liability with respect to any claim for breach of Warranties is limited to USD 37.5 million and Sealift and Frontline shall not be liable


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

     to indemnify the Delphi Shareholders unless and until the amount of the aggregated claims for which Frontline and Sealift (as the case may be) are liable exceeds USD 10 million in which event Frontline and Sealift shall - subject to the limitation above - be liable for the full amount of such claim if such claims are justified hereunder. Any individual claim shall only be taken into account (including for the purposes of determining if the above threshold has been met) if it exceeds five hundred thousand US Dollars (USD 500,000).

12.5 Frontline and Sealift are not liable in respect of a claim for any breach of Warranties unless the Delphi Shareholders have given Frontline and Sealift written notice of the claim within 12 months of the Merger Completion Date.

12.6 Frontline's and Sealift's liability for any Breach is limited by (i) matters disclosed in the Disclosed Sealift Information, (ii) any matter which has been fairly disclosed, or excepted, in the Warranties themselves and/or otherwise in this Merger Agreement and/or in the Schedules hereto and (iii) any matter of which the Delphi Shareholders are or should have been aware of at the time of entering into this Merger Agreement whether on the basis of information available from Sealift, Frontline or its advisers, from any public register or otherwise.

13. ANCILLARY RESTRAINTS & UNDERTAKINGS

13.1 Frontline undertakes to the Delphi Shareholders, the MPP Foundation, Sealift and each of the Sealift Group Companies from time to time that it will not, and that it will ensure that each member of the Frontline Group will not, either alone or jointly with others, directly or indirectly whether for the account of Frontline, any other Frontline Group Company or otherwise and in any capacity including as owner, officer, director, partner, shareholder, agent, consultant, advisor, developer, or in any other capacity do any of the following without the prior written consent of
     Sealift:

     13.1.1 at any time before the expiry of 36 months after the date of termination or expiry of the Sealift Shareholders Agreement (the "NON-COMPETE PERIOD") directly or indirectly incorporate, establish, own, operate, manage, control or engage in any Competing Business;

     13.1.2 at any time before the expiry of the Non-Compete Period acquire or hold an interest (financial or otherwise) in any company or business that, directly or through any company or business directly or indirectly controlled by it, is engaged in any Competing Business;

     13.1.3 at any time before the expiry of the Non-Compete Period participate in a joint venture or other co-operative arrangement aimed directly or indirectly at generating Competing Business;

     13.1.4 disclose any confidential information relating to the Delphi Shareholders, the MPP Foundation, Sealift, or any of the Sealift Group Companies, the Delphi Group Companies or the businesses that they operate except as permitted in accordance with this clause 13;


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

     13.1.5 at any time before the expiry of 24 months after the date of termination or expiry of the Sealift Shareholders Agreement, employ, enter into a consulting agreement with or solicit, encourage or induce to terminate an existing employment or consulting relationship with any person earning an annual salary of more than one hundred thousand United States Dollars (USD 100,000) who is on the date of this Merger Agreement or has during the three (3) months before the date of this Merger Agreement been an employee of or consultant to Sealift, any Sealift Group Company or any Delphi Group Companies;

     13.1.6 at any time before the expiry of the Non-Compete Period solicit or entice away any customer of the Combined Business; or

     13.1.7 at any time after Merger Completion use the trade names Sealift or Dockwise or any of their logo's or any other name or logo likely to be confused with such trade name or logo.

13.2 Frontline shall not, and shall procure that any person directly or indirectly controlled by it shall not at any time during the Non-Compete
     Period:

     13.2.1 sell, transfer, finance, lease or otherwise make available directly or indirectly to any Competitor any Competing Vessel or any vessel capable of being converted into a Competing Vessel; and

     13.2.2 convert or broker, contract for or otherwise facilitate or assist in the conversion of any vessel into a Competing Vessel.

     Frontline will exercise any rights it may have or acquires during the Non Compete Period (whether directly or indirectly and whether as owner, shareholder, director, partner, agent, consultant, advisor, developer, or in any other capacity) in a manner consistent with this clause 13.

13.3 Each undertaking in clauses 13.1 and 13.2 must be interpreted as a separate undertaking, severable from the remainder of this Merger Agreement, so that if one or more parts of the undertakings are held to be unlawful or against the public interest or in any way an unreasonable restraint of trade, and then to that extent only, it must be disregarded and the remaining undertakings (and, if it applies, the remainder of the undertaking in question) will continue to bind Frontline.

13.4 Each undertaking in clauses 13.1 and 13.2 shall confer a benefit on each Delphi Shareholder, each member of their respective groups of companies, the MPP Foundation and each Sealift Group Company. Each beneficiary (but no other person who is not a party to this Merger Agreement) shall be entitled to enforce such undertakings subject to and in accordance with the provisions of the contracts (Rights of Third Parties) Act 1999 (the "1999 ACT") provided that it shall only be entitled to enforce such undertakings whilst it is a member of the relevant group, or a Sealift Group Company or if no longer a member of the relevant group or a Sealift Group Company where the same is the result of an Exit Event involving (i) all or substantially all of the Sealift Group Companies (or their assets), or (ii) all or substantially all of those Sealift Group Companies (or their assets) which together form a separate business, business unit or division.


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

13.5 Nothing contained in clause 13.1 or 13.2 shall preclude or restrict Frontline or any other member of the Frontline Group from holding (i) as a passive investment not more than three per cent (3%) of the issued share capital of any company engaged in Competing Business whose shares are listed on a recognised stock exchange, the OTC or any similar trading platform, and (ii) for the avoidance of doubt, shares in the capital of Sealift.

14. CONFIDENTIALITY

14.1 Subject to clauses 14.3 and 14.4, neither Party shall make (or permit any member of its group of companies, to make) any announcement concerning the Transaction, the Proposed Listing or any ancillary matter before, on or after Merger Completion except as specifically provided in this Merger Agreement.

14.2 Subject to clauses 14.3 and 14.4, each Party shall keep confidential, and shall procure that each member of their respective group of companies from time to time shall keep confidential, all information provided to it by or on behalf of any other Party or otherwise obtained by or in connection with this Merger Agreement and which relates to the other Party.

14.3 Nothing in this clause 14 prevents any announcement being made or any confidential information being disclosed:

     14.3.1 with the written approval of the other Parties, which in the case of any announcement shall not be unreasonably withheld or delayed; or

     14.3.2 to the extent required by law or any stock exchange or other competent regulatory body or by any contractual obligation in relation to the market on which the shares of a Party are traded, PROVIDED that a Party required to disclose any confidential information shall promptly notify the other Parties, where practicable and lawful to do so, before disclosing any relevant information;

14.4 Nothing in this clause 14 prevents disclosure of confidential information by any Party:

     14.4.1 to the extent that the information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by any person;

     14.4.2 to that Party's professional advisers, auditors or bankers, PROVIDED that before any disclosure to any such person is made the relevant party shall procure that he is made aware of the terms of this clause and that the disclosing party shall use its best endeavours to procure that each such person adheres to those terms as if he were bound by the provisions of this clause 14.

14.5 The 3i Investors and Frontline may disclose the terms of this Merger Agreement and any information concerning Sealift (a) to any 3i Related Party, (b) to a director, officer or employee of any 3i Related Party, Frontline or their professional advisers, (c) in an information memorandum, prospectus or similar document or otherwise in connection with any debt or equity fundraising by a 3i Related Party or any Frontline Group Company or in connection with the direct or indirect sale of any debt or equity interests in any 3i Related Party or any Frontline Group Company.

15. NO RESCISSION

     Without prejudice to clauses 7 and 8 of this Merger Agreement, the Parties waive their rights, if any, to rescind this Merger Agreement either in whole or in part. In the event of a Breach, the only remedy for the Parties shall be a claim for specific performance or damages.

16. WHOLE AGREEMENT

     The Transaction Documents together with any documents entered into pursuant thereto contain the whole agreement between the Parties relating to the Transaction contemplated by this Merger Agreement and supersedes all previous agreements, whether oral or in writing, between the Parties relating to the Transaction.

17. LANGUAGE

     The language of this Merger Agreement and the transactions envisaged by it is English and all notices, demands, requests, statements, certificates or other documents or communications shall be in English unless otherwise agreed.

18. FURTHER ASSURANCES; POST-COMPLETION ACTIONS

18.1 On or after the date hereof each Party shall, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary person) all such deeds, documents, acts and things as any other Party may from time to time reasonably require in order give full effect to this Merger Agreement.

18.2 In relation to each Sealift Group Company, Sealift shall procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as are necessary under their respective constitutions or any agreement or obligation affecting it to give effect to this Merger Agreement.

18.3 In relation to each Delphi Group Company, the Delphi Shareholders shall procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as are necessary under their respective constitutions or any agreement or obligation affecting it to give effect to this Merger Agreement.

18.4 Sealift and Frontline acknowledge that upon advise from Delphi's counsel a general meeting of shareholders of Delphi will be held before a Luxembourg notary to resolve (i) to convert Delphi from of a public company (SOCIETE ANONYME) into a private company (SOCIETE A RESPONSABILITE LIMITEE) and (ii) to amend the articles of association of Delphi in accordance with the provisions recommended by counsel to Delphi.

18.5 Sealift shall make any US check-the-box election of Delphi Sarl and other Seal or Delphi Group Companies as advised by counsel to Delphi.

19. ASSIGNMENT

     No Party may assign any of its rights, including the benefit of the Warranties, or transfer any of the obligations under this Merger Agreement without the prior written consent of the other Parties, provided however that each of the Parties shall be allowed to assign and transfer its rights and obligations to any member of its own group, provided further that the Delphi Shareholders and Sealift shall be allowed to grant any security interests in or a pledge over this Merger Agreement, or its rights hereunder, to financial institutions providing financing to the Delphi Shareholders, any member within the group of companies to which the relevant Delphi Shareholder belongs and/or any of the Delphi Group Companies or Sealift Group Companies in connection with the transactions contemplated in this Merger Agreement and provided further that Sealift and the Delphi Shareholders may assign and transfer their rights hereunder in connection with an Exit Event involving (i) Sealift, (ii) all or substantially all of the Sealift Group Companies (or their assets) from time to time, or (iii) all or substantially all of the Sealift Group Companies (or their assets) from time to time which together form a separate business, business unit or division.

20. NOTICES

     Any notice or other formal communication given under this Merger Agreement must be in writing (which includes fax, but not email) and may be delivered in person, or sent by post or fax to the party to be served as follows and the Parties hereby choose domicile at such addresses and agree that all process may be validly served on it at such address:

20.1 If to 3i Europartners Va, 3i Europartners Vb, 3i Pan European A, 3i Pan European B, 3i Pan European C, 3i Global Growth, 3i Pan-European Growth, Pan-European Co-invest, Pan-European Co-invest France, Pan-European (Nordic) Co-invest, Pan-European (Dutch) Co-invest, Global Growth Co-invest or Oil, Gas & Power Co-invest (jointly or individually):

     Attn.:     Investment Operations (reference "Seal")
     Fax:       +44 207 928 0058
     Address:   16 Palace Street
                London SW1E 5JD
                United Kingdom

     c.c.:      3i Investments plc - (attn. Mr. Mark Dickinson)
     Fax:       +44 207 928 0058
     Address:   16 Palace Street
                London SW1E 5JD
                United Kingdom

     c.c.:      3i Europe plc - Benelux (attn. Mr. Guus Overdijkink)
     Fax:       +31 20 305 7455
     Address:   Cornelis Schuytstraat 72
                1071 JL Amsterdam
                The Netherlands

20.2 If to Stichting Management Seal or Stichting Management Delphi

     Attn:      The Board
     Fax:       +31 76 548 4290
     Address:   Lage Mosten l7
                4822 NJ Breda

                The Netherlands

20.3 If to Neptun:

     Attn:              John A. Nielsen
     Fax:               +47 23 11 6351
     Address:           Ruselokkveien 26
                        0117 Oslo
                        Norway

20.4 If to Capricorn:

     Attn:              Frederik Steenbuch
     Fax:               +47 22 14 5970
     Address:           Dalsveien 57
                        0775 Oslo
                        Norway

20.5 If to Sjokonsult:

     Attn:              Svein K. Johnsen
     Fax:               +47 23 11 6351
     Address:           Bjerkebakken 65 A
                        0757 Oslo
                        Norway

20.6 If to Frontline:

     Attn:              Tor Olav Troim
     Fax:               +44 207 824 5530
     Address:           c/o Frontline Management (UK) Limited
                        15 Sloane Square
                        London SW1W 8ER
                        United Kingdom

20.7 If to Sealift:

     Attn:              The Board
     Fax:               +31 76 548 4299 (after Merger Completion)
                        +44 207 824 5530 (pre-Merger Completion)
     Address:           c/o Frontline Management (UK) Limited
                        15 Sloane Square
                        London SW1W 8ER
                        United Kingdom

21.  COSTS

21.1 Save as otherwise provided in this Merger Agreement, or as otherwise specifically agreed in writing by the Parties after the date of this Merger Agreement, all costs, fees and expenses incurred by them in connection with the entering into, and completion of, this Merger Agreement and the other Transaction Documents, including without limitation in respect of their obligations in satisfying the Completion Conditions and the other requirements for implementing the Transaction, will be paid by Sealift except those fees incurred in connection with the sale to New Investors of Secondary Offering Shares which shall be borne fully by the Delphi Shareholders.

22. GENERAL

22.1 A variation of this Merger Agreement is valid only if it is in writing and signed by or on behalf of each Party.

22.2 The failure to exercise or delay in exercising a right or remedy provided by this Merger Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Merger Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

22.3 The Parties' rights and remedies contained in this Merger Agreement are cumulative and not exclusive of rights or remedies provided by law.

22.4 Except to the extent that they have been performed and except where this Merger Agreement provides otherwise, the obligations contained in this Merger Agreement remain in force after Merger Completion.

22.5 Save as otherwise provided herein, any payment to be made by any Party under this Merger Agreement shall be made in full without any set-off, restriction, condition or deduction for or on account of any counterclaim.

22.6 If at any time any provision of this Merger Agreement is or becomes illegal, invalid or unenforceable under the laws of any jurisdiction, that shall not affect:

      22.6.1 the legality, validity or enforceability in that jurisdiction of any other provision of this Merger Agreement; or

      22.6.2 the legality, validity or enforceability under the laws of any other jurisdiction of that or another provision of this Merger Agreement;

      22.6.3 the Parties shall commit themselves to replacing the non-binding and/or non-enforceable provisions by provisions which are binding and enforceable and which differ as little as possible - taking into account the object and purpose of this Agreement - from the non-binding and/or non-enforceable provisions.

22.7 The undertakings in this Merger Agreement shall confer a benefit on each Delphi Shareholder, each Delphi Group Company and each employee, director, agent, officer or adviser of each Delphi Shareholder or each Delphi Group Company with respect to undertakings made by Frontline and shall confer a benefit on Frontline and each employee, director, agent, officer or adviser of Frontline with respect to undertakings made by any Delphi Shareholders and each such beneficiary (but no other person who is not a party to this Merger Agreement) shall be entitled to enforce such undertakings subject to and in accordance with the provisions of the 1999 Act.

22.8 The Parties other than the 3i Investors each acknowledge and agree that no 3i Related Party is acting for them or advising them. For example, 3i Investments, which is regulated by the UK Financial Services Authority ("FSA"), does not have to provide the protection that it would give to a client (as defined in the glossary to the FSA handbook of rules and guidance) to any person other than 3i Related Parties. In addition, each Party other than the 3i Investors acknowledges and agrees that in connection with its decisions concerning a (possible) investment in any Sealift or Delphi Group Company:

      22.8.1 it has not relied on any appraisal, recommendation, advice or information given by, carried out or effected by, or on behalf of, any 3i Related Party or its advisers;

      22.8.2 it has made its own investigations into, and appraisals and assessment of, each Sealift or Delphi Group Company and its prospects, and will continue to do so for so long as it is the holder of, or otherwise interested in, equity in any Sealift or Delphi Group Company;

      22.8.3 no 3i Related Party shall have any liability to it from any cause of action;

      22.8.4 it is owed no duty of care or other obligation by any 3i Related Party or its advisers in connection with its decision to invest or not invest in the equity of Sealift or Delphi Group Company; and

      22.8.5 where appropriate, it has sought independent expert advice (whether alone or jointly with other Parties).

22.9 Nothing in this Merger Agreement shall be deemed to constitute a partnership between any of the Parties.

22.10 The Parties other than the 3i Investors undertakes with each 3i Investor that they shall not use the name of any 3i Related Party in any context whatsoever (except as required by law) or hold itself, himself or themselves (as the case may be) out as being connected or associated with any 3i Related Party (other than as regards the 3i Investors being a shareholders of Sealift) in any manner whatsoever without the prior written consent of the relevant 3i Investor.

23. INTERPRETATION

23.1  In this Merger Agreement:

      23.1.1 a reference to a company or other legal entity shall be construed so as to include any legal entity or entities into which such company may be merged by means of a statutory merger or into which it may be split up or demerged, by means of a statutory split-up or demerger.

      23.1.2 a reference to a "person" includes a reference to any individual, firm, company, corporation, partnership, association, body corporate, and any other entity (whether or not having separate legal personality) and includes such person's legal representatives, successors and permitted assigns.

      23.1.3 the term "subsidiary" of a company shall mean a legal entity with respect to which that company is able to direct or control, immediately or through one or more subsidiaries through:

             (a) the exercise of more than half of the votes at a general meeting of shareholders;

             (b) the appointment of more than half of the members of the management board (or local law equivalent); or

             (c) the appointment of more than half of the members of the supervisory board (if any),

             in each case whether through holding voting securities, by agreement or otherwise, and the term "parent" of a company means a legal entity of which that company is a subsidiary;

      23.1.4 the term "control" or "controlled" means, in relation to any person:

             (a) being legally entitled, directly or indirectly, to exercise more than fifty per cent. (50%) of the votes capable of being cast in general meetings of that person; or

             (b) having the legal right, directly or indirectly, to appoint or replace the majority of the board of directors, supervisory directors or any similar body, or otherwise control the votes at meetings of such boards or similar body, whether through ownership of voting rights, through agreement or otherwise;

      23.1.5 a reference to a particular agreement or document is (unless the context otherwise requires) a reference to the version of such agreement or document which is binding and enforceable on the date hereof, as such agreement or document may be novated, assigned, amended or supplemented from time to time;

      23.1.6 a reference to the singular includes a reference to the plural and vice versa;

      23.1.7 a reference to the masculine includes a reference to the feminine and neuter and vice versa;

      23.1.8 unless the contrary is specifically stated, the words "include" or "including" are used to indicate that the matters are not a complete enumeration of all matters covered;

      23.1.9 unless the context clearly indicates a contrary intention, when any number of days is prescribed, it must be calculated exclusively of the first and inclusively of the last day unless the last day falls on a day other than a Business Day, in which case the last day will be the next succeeding day which is a Business Day.

23.2 The recitals and schedules form an integral part of this Merger Agreement, and a reference to a Recital, Schedule or clause means a recital, schedule or clause of this Merger Agreement unless stated otherwise.

23.3 The headings in this Merger Agreement are inserted for convenience and reference purposes only and do not affect its interpretation.

24. GOVERNING LAW; JURISDICTION

24.1 This Merger Agreement is governed by and shall be construed in accordance with English law.

24.2 Any dispute (a "DISPUTE") arising from or connected with this Merger Agreement (including a dispute regarding the existence, validity or termination of this Merger Agreement or the consequences of its nullity), shall be referred to and finally resolved by arbitration under the Arbitration Rules of the London Court of International Arbitration ("LCIA") (the "RULES").

24.3 The tribunal shall consist of three arbitrators, two of whom shall be nominated by the respective parties" who shall each be an English lawyer of not less than 10 years standing. The seat of the arbitration and the venue of all hearings shall be London, England, and the language of the arbitration shall be English.

24.4 The Parties agree that the arbitral tribunal shall have power to award on a provisional basis any relief which it would have power to grant on a final award.

24.5 Without prejudice to the powers of the arbitrator provided by the Rules, statute or otherwise, the arbitrator shall have power at any time, on the basis of affidavit evidence and the submissions of the parties alone, to make an award in favour of the claimant (or the respondent if a counterclaim) in respect of any claims (or counterclaims) to which there is no reasonably arguable defence, either at all or except as to the amount of any damages or other sum to be awarded.

24.6 The Parties exclude any rights to refer points of law or to appeal to the courts, to the extent that they can validly waive these rights.

25. COUNTERPARTS

     This Merger Agreement may be executed in any number of counterparts, each of which executed and delivered is an original and all of which together evidence the same agreement.

                [REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF this Merger Agreement is signed on the date first written above.

For and on behalf of

FRONTLINE LTD


/s/ Erling Lind
--------------------------------------
By: Erling Lind
Title: Attorney-in-fact


SEALIFT LTD


/s/ Erling Lind
--------------------------------------
By: Erling Lind
Title: Attorney-in-fact


3i EUROPARTNERS Va L.P.


/s/ [Illegible]
--------------------------------------
Acting by its manager, 3i Investments plc
By:
Title:


3i EUROPARTNERS Vb L.P.


/s/ [Illegible]
--------------------------------------
Acting by its manager, 3i Investments plc
By:
Title:

3i PAN EUROPEAN BUY-OUTS 2006-08A L.P.


/s/ Illegible
-----------------------------------------
Acting by its manager, 3i Investments plc
By:
Title:


3i PAN EUROPEAN BUY-OUTS 2006-08B L.P.


/s/ Illegible
-----------------------------------------
Acting by its manager, 3i Investments plc
By:
Title:


3i PAN EUROPEAN BUY-OUTS 2006-08C L.P.


/s/ Illegible
-----------------------------------------
Acting by its manager, 3i Investments plc
By:
Title:


3i GLOBAL GROWTH 2006-08 L.P.


/s/ Illegible
-----------------------------------------
Acting by its manager, 3i Investments plc
By:
Title:

3i PAN-EUROPEAN GROWTH 2006-08 L.P.


/s/ Illegible
-----------------------------------------
Acting by its manager, 3i Investments plc
By:
Title:


PAN-EUROPEAN BUYOUTS CO-INVEST 2006-08 L.P.


/s/ Illegible
-----------------------------------------
Acting by its manager, 3i Investments plc
By:
Title:


PAN-EUROPEAN BUYOUTS CO-INVEST 2006-08 FCPR


/s/ Illegible
-----------------------------------------
Acting by its manager, 3i Gestion S.A.
By:
Title:


PAN-EUROPEAN BUYOUTS (NORDIC) CO-INVEST 2006-08 L.P.


/s/ Illegible
-----------------------------------------
Acting by its manager, 3i Investments plc
By:
Title:

PAN EUROPEAN BUYOUTS (DUTCH) A CO-INVEST 2006-08 LP


/s/ Illegible
-----------------------------------------
Acting by its manager, 3i Investments plc
By:
Title:


GLOBAL GROWTH CO-INVEST 2006-08 L.P.


/s/ Illegible
-----------------------------------------
Acting by its manager, 3i Investments plc
By:
Title:


OIL, GAS & POWER CO-INVEST 2006-08 L.P.


/s/ Illegible
-----------------------------------------
Acting by its manager, 3i Investments plc
By:
Title:


STICHTING MANAGEMENT SEALIFT


/s/ Illegible
-----------------------------------------   ------------------------------------
By: Illegible                               By:
Title: Attorney in fact                     Title:

STICHTING SHAREHOLDERS DELPHI


-----------------------------------------   ------------------------------------
By:                                         By:
Title:                                      Title:


NEPTUN HEAVY LIFT AS


----------------------------------------
By:
Title:


CAPRICORN INVESTMENT AS


----------------------------------------
By:
Title:


SJOKONSULT AS


----------------------------------------
By:
Title:

                                   SCHEDULE 1
                                  3I INVESTORS

(1) 3i EUROPARTNERS Va L.P., a limited partnership registered under the Limited Partnerships Act 1907 (registered number LP011419), with its registered office at 16 Palace Street, London SW1E 5JD, England ("3i EUROPARTNERS Va"), acting by its manager, 3i Investments plc (registered number 3975789), with its registered office at 16 Palace Street, London SW1E 5JD, England ("3i INVESTMENTS");

(2) 3i EUROPARTNERS Vb L.P., a limited partnership registered under the Limited Partnerships Act 1907 (registered number LP011420), with its registered office at 16 Palace Street, London SW1E 5JD, England ("3i EUROPARTNERS Vb"), acting by its manager, 3i Investments;

(3) 3i PAN EUROPEAN BUY-OUTS 2006-08A L.P., a limited partnership registered under the Limited Partnerships Act 1907 (registered number LP011276), with its registered office at 16 Palace Street, London SW1E 5JD, England ("3i PAN EUROPEAN A"), acting by its manager, 3i Investments;

(4) 3i PAN EUROPEAN BUY-OUTS 2006-08B L.P., a limited partnership registered under the Limited Partnerships Act 1907 (registered number LP011277), with its registered office at 16 Palace Street, London SW1E 5JD, England ("3i PAN EUROPEAN B"), acting by its manager, 3i Investments;

(5) 3i PAN EUROPEAN BUY-OUTS 2006-08C L.P., a limited partnership registered under the Limited Partnerships Act 1907 (registered number LP011278), with its registered office at 16 Palace Street, London SW1E 5JD, England ("3i PAN EUROPEAN C"), acting by its manager, 3i Investments;

(6) 3i GLOBAL GROWTH 2006-08 L.P., a limited partnership registered under the Limited Partnerships Act 1907 (registered number LP011318), with its registered office at 16 Palace Street, London SW1E 5JD, England ("3i GLOBAL GROWTH"), acting by its manager, 3i Investments;

(7) 3i PAN-EUROPEAN GROWTH 2006-08 L.P., a limited partnership registered under the Limited Partnerships Act 1907 (registered number LP011320), with its registered office at 16 Palace Street, London SW1E 5JD, England ("3i PAN-EUROPEAN GROWTH"), acting by its manager, 3i Investments;

(8) PAN-EUROPEAN BUYOUTS CO-INVEST 2006-08 L.P., a limited partnership registered under the Limited Partnerships Act 1907 (registered number LP011279), with its registered office at 16 Palace Street, London SW1E 5JD, England ("PAN-EUROPEAN CO-INVEST"), acting by its manager, 3i Investments;

(9) PAN-EUROPEAN BUYOUTS CO-INVEST 2006-08 FCPR, a FONDS COMMUNS DE PLACEMENT A RISQUE formed under the laws of France, with its registered office at 3, rue

     Paul Cezanne, 75008 Paris, France ("PAN-EUROPEAN CO-INVEST FRANCE"), acting by its manager, 3i Gestion S.A.;

(10) PAN-EUROPEAN BUYOUTS (NORDIC) CO-INVEST 2006-08 L.P., a limited partnership registered under the Limited Partnerships Act 1907 (registered number LP011553), with its registered office at 16 Palace Street, London SW1E 5JD, England ("PAN-EUROPEAN (NORDIC) CO-INVEST"), acting by its manager, 3i Investments;

(11) PAN EUROPEAN BUYOUTS (DUTCH) A CO-INVEST 2006-08 L.P., a limited partnership registered under the Limited Partnerships Act 1907, with registered number LP011874, and having its registered office at 16 Palace Street, London, SW1E 5JD, United Kingdom ("PAN-EUROPEAN (DUTCH) CO-INVEST"), acting by its manager, 3i Investments;

(12) GLOBAL GROWTH CO-INVEST 2006-08 L.P., a limited partnership registered under the laws of Jersey (registered number LP760), with its registered office at 22 Grenville Street, St. Helier, Jersey ("GLOBAL GROWTH CO-INVEST"), acting by its manager, 3i Investments; and

(13) OIL, GAS & POWER CO-INVEST 2006-08 L.P., a limited partnership registered under the Limited Partnerships Act 1907 (registered number LP011321), with its registered office at 16 Palace Street, London SW1E 5JD, England ("OIL, GAS & POWER CO-INVEST"), acting by its manager, 3i Investments.

                                   SCHEDULE 2

                                   DEFINITIONS

3i INVESTMENTS                   has the meaning given to it in paragraph (1) of
                                 SCHEDULE 1 (3i Investors);

3i INVESTORS                     means the parties listed in SCHEDULE 1 (3i
                                 Investors);

3i RELATED PARTY                 means (i) any entity of the 3i Group, (ii) any
                                 3i Investor and any other fund, partnership, investment vehicle or other entity which is managed or advised by an entity in the 3i Group or its nominees or by other parties selected by 3i Group, or in which any entity in the 3i
                                 Group has a majority economic interest (a "3i
                                 FUND") and (iii) any investor in any 3i Fund;

AFFILIATE                        means in relation to any entity or person, any
                                 subsidiary, subsidiary undertaking, parent company, parent undertaking or other entity or person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such entity or person, or any entity for which such entity or person serves as investment adviser, discretionary investment manager or in a similar capacity, and all mutual funds or other pooled or collective investment vehicles advised or managed by such entity or person;

AGREED FORM shall mean the document in its final form as approved and initialled by Frontline, Sealift and the 3i Investors as appropriate;

BAREBOAT CHARTERS                means the bareboat charters forming part of the
                                 Shipping Documents as described in the
                                 Disclosed Information;

BERMUDA MONETARY AUTHORITY means the Bermuda Monetary Authority established in terms of the Bermuda Monetary Authority Act 1969 as a body corporate having perpetual succession, to act as an independent licensing, supervisory and regulatory body;

BOARD RESOLUTION means the resolution of the Board of Sealift in the form of SCHEDULE 4 (Board Resolution);

BIDCO means Delphi Acquisition Holding I B.V., a company incorporated under the laws of The Netherlands with its registered office in Breda, The Netherlands;

BOND TRUSTEE                     means Norsk Tillitsmann ASA in its capacity as
                                 bond trustee in relation to the Sealift Bonds;

BREACH has the meaning given to it in clause 12.2 of this Merger Agreement;

BUSINESS DAY means a day other than a Saturday, Sunday or official public holiday in either the United Kingdom or Norway, and on which banks are generally open for business in London, England and Oslo, Norway;

CAPRICORN                        has the meaning given to it in the introduction
                                 to this Merger Agreement, paragraph 1.7;

CLAIM has the meaning given to it in clause 12.3 of this Merger Agreement;

COMBINED BUSINESS                means the Sealift Business and the Delphi
                                 Business taken together;

COMPANY                          means Sealift;

COMPETING                        BUSINESS means any business or activity which
                                 involves providing heavy lift maritime shipping services of a type now or during the Non
                                 Compete Period provided by any Sealift Group
                                 Company or any Delphi Group Company from time to time;

COMPETING VESSEL                 means any vessel capable of being deployed in
                                 Competing Business;

COMPETITOR                       means any person directly or indirectly engaged
                                 in, or seeking to have available to it via purchase, lease, chartering or otherwise any vessels where the person restricted by the provisions of Clause 13 of the Merger Agreement or Mr Fredriksen, as the case may be, is reasonably aware such person is seeking to engage in, Competing Business;

COMPLETION CERTIFICATE           means the certificate substantially in the form
                                 set out in SCHEDULE 6 to the Delphi SPA;

COMPLETION CONDITIONS            means the conditions set out in clause 8.2 of
                                 this Merger Agreement;

CONSIDERATION SHARES             has the meaning set out in the Delphi SPA;

CONVERSION                       CONTRACTS means the contracts entered into with
                                 Cosco for the incorporating of new designs and materials within the existing structure of the four Sealift Vessels converting such Sealift
                                 Vessels into float-over heavy lift transport vessels ;

COSCO means either of Cosco (Zhoushan) Shipyard Co., Ltd or Cosco (Nantong) Shipyard Co., Ltd, as the context may require;

DEBT RESTRUCTURING               has the meaning given to it in recital (G) of
                                 this Merger Agreement;

DELPHI                           has the meaning given to it in recital (A);

DELPHI BUSINESS                  has the meaning given to it in recital (B);

DELPHI FOUNDATION                has the meaning given to it in the introduction
                                 to this Merger Agreement, paragraph 1.4;

DELPHI GROUP COMPANY /           means Delphi and its Subsidiaries from time to
COMPANIES                        time;

DELPHI SHAREHOLDERS              has the meaning given to it in recital (A);

DELPHI SPA means the share purchase agreement of even date herewith, between the Delphi Shareholders, the Delphi Foundation as Sellers and Sealift as Buyer;

DISCLOSED SEALIFT INFORMATION    has the meaning given to it in clause 11.1.2 of
                                 this Merger Agreement;

DOCKWISE DUE DILIGENCE           has the meaning ascribed thereto in clause
INVESTIGATION                    11.2.1;

ENCUMBRANCE                      means a mortgage, charge, pledge, lien, option,
                                 restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect;

EXISTING FACILITY AGREEMENT means the Delphi USD 680 million senior facilities agreement dated 11 January 2007 (as amended from time to time) and the PIKCo USD 65 million PIK Facility Agreement dated 10 April
                                 2007;

EXISTING SHARES means all the issued share capital of Sealift being immediately prior to the issuing of the Primary Offering Shares and the Consideration Shares a total of 90 million shares with a nominal vale of USD 1 each;

EXIT EVENT means any sale, transfer, merger, share for share exchange or asset pooling, a listing on any stock exchange or similar event;

FACILITY AGREEMENTS              means the PIK Facility Agreement and the Senior
                                 Facilities Agreement;

FRONTLINE                        has the meaning given to it in the introduction
                                 to this Merger Agreement, paragraph 1.2;

FRONTLINE GROUP                  means Frontline and any of its Subsidiaries
                                 from time to time;

FRONTLINE PRESS RELEASE          means the press release in the Agreed Form to
                                 be issued by Frontline after Signing;

INVESTOR PRESENTATION means the investor presentation dated 26 April 2007 issued by the Company in connection with the Private Placement;

OFFERING SHARES                  has the meaning given to it in clause 6.1;

OFFER PRICE                      means NOK 30 per Offering Share;

MANAGEMENT AGREEMENTS            means the agreements described in SCHEDULE 8;

MANDATORY BOND                   means 15 Business Days after the issue of the
PREPAYMENT DATE                  Mandatory Prepayment Notice;

MANDATORY PREPAYMENT NOTICE      means the notice in the Agreed Form;

MARKETING MATERIALS              means the Investor Presentation prepared and
                                 distributed in relation to the Private
                                 Placement;

MERGER has the meaning given to it in recital (E) of this Merger Agreement;

MERGER AGREEMENT                 means this Merger agreement including all the
                                 Schedules and Annexes to this Agreement;

MERGER COMPLETION                has the meaning given to it in clause 8.5 of
                                 this Merger Agreement;

MERGER COMPLETION DATE           means the date designated by the 3i Investors
                                 and Seal for Merger Completion which is set at 4 May 2007 but can be deferred by each of Seal and 3i Investments by notice to all other
                                 Parties to a Business Day no later than 11 May
                                 2007 or such other date as shall be agreed between Frontline and 3i Investments;

MPP FOUNDATION                   has the meaning given to it in the introduction
                                 to this Merger Agreement, paragraph 1.5;

NEPTUN has the meaning given to it in the introduction to this Merger Agreement, paragraph 1.6;

NEW INVESTORS                    has the meaning given to it in clause 6.1 of
                                 this Merger Agreement;

NON-COMPETE PERIOD               has the meaning given to it in clause 13.1.1 of
                                 this Merger Agreement;

NORWEGIAN STOCKBROKERS           means the Norwegian Securities Dealers
ASSOCIATION                      Association and its subsidiary, the Norwegian
                                 Stockbrokers Information services (FINFO), which operates a trading support system for unlisted shares (The OTC-system) for the benefit of its members;

NOTARY means Mr. T.P. van Duuren, civil law notary at Clifford Chance LLP in Amsterdam;

NOTARY ACCOUNT                   means the third party account set out in the
                                 Notary Letter;

NOTARY LETTER                    means the letter detailing the (re-)pay went
                                 investors to the Notary;

OFFERING SHARES                  has the meaning given to it in clause 4.1 of
                                 this Merger Agreement;

OTC has the meaning given to it in recital (D) of this Merger Agreement;

PARTIES has the meaning given to it in the introduction to this Merger Agreement and a Party means any of them;

PIK FACILITY AGREEMENT means USD 65 million Pik facility agreement between, amongst others, Lehman Brothers and PIKCo dated on or about the date hereof;

PIK LENDERS means the financial institutions which are from time to time a party to the PIK Facility Agreement as a Lender (as defined therein);

PIK LOAN means the PIK Facility Agreement between PIKCo, Bayerische Hypo- und Vereinsbank AG, London Branch, Lehman Brothers International (Europe) as arrangers and bookrunners, Lehman Brothers International (Europe) as Agent, Lehman Brothers International (Europe) as Security Agent and the Original Lenders as listed therein;

PIKCo means Delphi Acquisition Holding B.V., a private company with limited liability (BESLOTEN VENNOOTSCHAP MET BEPERKTE AANSPRAKELIJKHEID) incorporated under the laws of The Netherlands, having its registered office at Lage Mosten 15, 4822 NJ Breda, The Netherlands, and being registered with the Chamber of Commerce in Amsterdam, The Netherlands, under file number 20131044;

PLACEMENT MANAGERS               has the meaning given to it in clause 6.3 of
                                 this Merger Agreement;

PRIMARY OFFERING SHARES          has the meaning given to it in clause 6.2 of
                                 this Merger Agreement;

PRIVATE PLACEMENT                has the meaning given to it in clause 4.1 of
                                 this Merger Agreement;

PRIVATE PLACEMENT                has the meaning given to it in SCHEDULE 3
COMPLETION DATE                  (Private Placement);

PROPOSED LISTING                 has the meaning given to it in recital (H) of
                                 this Merger Agreement;

CONSIDERATION SHARES             has the meaning given to it in the Delphi SPA;

REFUND GUARANTEES                means the guarantees issued to the ShipCo's in
                                 relation to refund of instalments paid under the Conversion Contracts;

SEALIFT has the meaning given to it in the introduction to this Merger Agreement, paragraph 1.3;

SEALIFT BONDS means the FRN Sealift Ltd. Senior Secured Callable Bonds issued by Sealift under a loan agreement dated 8 February 2007;

SEALIFT BUSINESS                 Means the business as conducted by Sealift
                                 including the ShipCo's and the Shipping Assets;

SEALIFT DUE DILIGENCE            has the meaning given to it in clause 11.1.1 of
INVESTIGATION                    this Merger Agreement;

SEALIFT GROUP COMPANIES          means Sealift and its Subsidiaries from time to
                                 time and Sealift Group Company means any of them;

SEALIFT PRESS RELEASE            means the press release in the Agreed Form to
                                 be issued by Sealift after Signing;

SEALIFT SHAREHOLDERS             means the Agreed Form shareholders agreement of
AGREEMENT                        even date herewith, between the Parties to this
                                 Merger Agreement except for Capricorn,
                                 Sjokonsult, Neptun and the Delphi Foundation;

SEALIFT VESSELS                  has the meaning given to it in recital (C) and
                                 further details of which are set out in
                                 SCHEDULE 10 (Shipping Assets);

SECONDARY OFFERING SHARES        Has the meaning set out in clause 6.2;

SECOND SUPPLEMENTAL              means the supplemental purchase agreement in
PURCHASE AGREEMENT               the form of SCHEDULE 11 (Second Supplemental
                                 Purchase Agreement);

SENIOR FACILITIES                means the USD 1,100 million facility agreement
AGREEMENT                        between, amongst others, Lehman Brothers and
                                 BIDCo dated on or about the date hereof;

SENIOR SEALIFT LOAN              means the loan that was made available to
                                 Sealift under the Senior Sealift Loan
                                 Agreement;

SENIOR SEALIFT LOAN means the Sealift USD 240 million delayed draw AGREEMENT term loan facility agreement dated 15 March
                                 2007;

SHIPCo means either Front Target Inc., Front Traveller Inc., Granite Shipping Company Limited or Quadrant Marine Inc or Southwest Tankers Inc or West Tankers Inc, as the context may require and "OWNERS" means all of them;

SHIPCo SPA                       means the agreement for the sale and purchase
                                 of all the issued shares in Front Target Inc., Front Traveller Inc., Granite Shipping Company
                                 Limited, West Tankers Inc., Southwest Tankers
                                 Inc. and Quadrant Marine Inc. entered into on the date of this Merger Agreement by and between Sealift as seller and Dockwise
                                 Transport B.V. as buyer, all in the Agreed
                                 Form;

SHIPCo'S TRANSFER                has the meaning given to it in recital (F) of
TRANSACTION                      this Merger Agreement;

SHIPPING ASSETS means the legal and beneficial interests the Owners have in each of the Sealift Vessels and the Shipping Documents as set out in
                                 SCHEDULE 10 (Shipping Assets);

SHIPPING DOCUMENT                means the Conversion Contracts, the Conversion
                                 Options, the Bareboat Charters, the Management
                                 Agreements and the Refund Guarantees;

SIGNING                          has the meaning given to it in clause 7.1;

SJOKONSULT                       has the meaning given to it in the introduction
                                 to this Merger Agreement, paragraph 1.8;

STOP DATE                        has the meaning given to it in clause 8.4 of
                                 this Merger Agreement;

SUBSCRIPTION AGREEMENT           means the Agreed Form subscription agreement
                                 issued in connection with the Private
                                 Placement;

SUBSIDIARIES                     has the meaning given to it in clause 1 of the
                                 Delphi SPA;

TRANSACTION                      has the meaning given to it in recital (G);

TRANSACTION                      DOCUMENTS means the Merger Agreement, the
                                 Delphi SPA, the Commitment Letter, the Notary
                                 Letter, the Frederiksen Non-Compete
                                 Undertaking, the Sealift Shareholders
                                 Agreement, the ShipCo SPA and the Board
                                 Resolution; and

WARRANTIES                       means the warranties given by Frontline and
                                 Sealift to the Delphi Shareholders set out in
                                 SCHEDULE 8 (Warranties) of this Merger
                                 Agreement.

                                   SCHEDULE 3

                                PRIVATE PLACEMENT

Immediately following Signing:

1.   Frontline will issue the Frontline Press Release.

2.   Sealift will issue the Sealift Press Release.

3. Within 48 hours of the date hereof, the Placement Managers will have informed the Parties of the number of Offering Shares the Placement Managers are able to place with New Investors (subject to Merger Completion).

4. Upon receipt of the information referred to in 3 above, the allotment decisions will be made in accordance with the provisions of the Subscription Agreement.

5. Completion of the Private Placement shall take place no later than on 11 May 2007 (the "PRIVATE PLACEMENT COMPLETION DATE").

                                   SCHEDULE 4

                                BOARD RESOLUTION

                                  SEALIFT LTD.

The undersigned, being all the Directors of Sealift Ltd., a company incorporated in the Islands of Bermuda (the "COMPANY") pursuant to Bye-Law 104 of the Company's Bye-laws, HEREBY ADOPT the resolutions set out below.

These Unanimous Written Resolutions may be executed in counterparts, and a copy shall be inserted in the Company's Minute Book. Any action taken herein shall be of the same force and effect as if adopted at a duly convened meeting of the Board of Directors of the Company.

1. ELECTION AND APPOINTMENT OF OFFICERS AND RESIDENT REPRESENTATIVE

     WHEREAS it is noted that it is desirous to appoint the persons set out below as Directors of the Company with effect from Merger Completing as defined in the Morgan Agreement.

It is HEREBY RESOLVED that:-

     Andre Goedee, Mark Dickinson, Stefan Malfliet and Hans Middelthon be elected or appointed from Merger Completion as defined in the Merger Agreement to hold office until election of the next Board of Directors or until their respective successors are elected or appointed:

2. THE TRANSACTION DOCUMENTS

     WHEREAS it is proposed that the Company shall entand er into a merger agreement to be made between, inter alia, the Company, Frontline Ltd., the 3i Investors (as defined therein), Stichting Shareholding Delphi, Stichting Management Sealift, Neptun Heavy Lift AS, Capricorn Investment AS and Sjokonsult AS in order to effect the merger of the business of the Company with the business of Delphi Acquisition Holding S.A. ("DELPHI") on the terms and conditions contained therein (the "MERGER AGREEMENT");

     WHEREAS in connection with the Merger Agreement the Company shall enter into an agreement regarding the sale and purchase of shares, convertible bonds, loan notes, depositary receipts over shares, depositary receipts over convertible bonds and depositary receipts over loan notes in Delphi to be made between, inter alia, the Company, the 3i Investors (as defined therein), Stichting Management Seal, Neptune Heavy Lift AS, Capricorn Investment AS and Sjokonsult AS (the "DELPHI SPA");

     WHEREAS in connection with the issuance of shares in the Company as consideration for the above it is intended that the Company will also enter into several subscription agreements for the private placement of shares in the Company (the "SUBSCRIPTION AGREEMENTS") and a shareholders agreement to be made between, inter alia, the Company, Frontline Ltd. and the Delphi Shareholders (as defined in the Merger Agreement) (the "SHAREHOLDERS AGREEMENT");

     WHEREAS the Company owns all the issued and outstanding shares in Front Target Inc., Front Traveller Inc., Granite Shipping Company Limited, West Tankers Inc., Southwest Tankers Inc., and Quadrant Marine Inc. (the "SHIPCO SHARES"), it is intended that the Company will enter into a sale and purchase agreement to sell the Shipco Shares to Dockwise Transport B.V. (the "SHIPCO SPA")

     The Merger Agreement, the Delphi SPA, the Shareholders Agreement the Private Placement Agreements and the Shipco SPA are each individually referred to as a "TRANSACTION DOCUMENT" and collectively as the "TRANSACTION DOCUMENTS");

     WHEREAS the Board has carefully reviewed the contents and effect and the terms of each of the Transaction Documents and all the documents referred to in the Merger Agreement and the transactions contemplated therein;

     WHEREAS the Combined Business, as defined in the Merger Agreement, has been valued at 2.062 billion USD on a cash and debt free basis and accordngly, the Purchase Price (as defined in the Delphi SPA) has been negotiated at arms length and in good faith;

     WHEREAS the execution and delivery by or on behalf of the Company of the Transaction Documents and the exercise by the Company of its rights and the performance by the Company of its obligations thereunder would materially benefit the Company and would be for the purpose of carrying on its business.

     WHEREAS no Director has, directly or indirectly, any interest in the Transaction Documents or the arrangements relating thereto, which he is required by the Memorandum of Association or Bye-Laws of the Company or by statute or otherwise to disclose or is for any reason disqualified from voting pursuant to these unanimous written resolutions of the Board except for the options and remuneration packages negotiated for this transaction;

     WHEREAS neither the execution and delivery by or on behalf of the Company of the Transaction Documents to which the Company will be a party nor the exercise by the Company of any of its rights or the performance by the Company of any of its obligations thereunder would result in any breach of any restriction imposed by law, the Memorandum of Association or Bye-Laws of the Company or any agreement to which the Company is a party or by which the Company is bound;

It is HEREBY RESOLVED that:-

     the issuance of the Primary Offering Shares (as defined in the Merger Agreement) and the issuance of the Consideration Shares (as defined in the Delphi SPA), in each cash credited as fully paid up, are hereby approved as being in the best interests of the Company and the actions of the Directors, Officers and Agents of the Company to date in connection therewith be and are hereby approved, ratified and confirmed;

     the transactions contemplated in the Transaction Documents are hereby approved as being in the best interests of the Company and the actions of the directors, officers and agents of the Company to date in connection therewith are hereby approved, ratified and confirmed;

     the actions of the Directors, Officers and agents of the Company to date in connection with the aforementioned transactions be and are hereby approved and the entry by the Company into the Transaction Documents and all transactions contemplated therein is hereby approved and retified;

     the terms and conditions (so far as they concern the Company) of each of the Transaction Documents and the execution and delivery by or on behalf of the Company of each Transaction Document in such form or with such amendments thereto as the person or persons executing the same pursuant to the authorities conferred by the following resolutions may in his or their absolute discretion think fit, and the exercise by the Company of its rights and the performance by the Company of its obligations thereunder be and are hereby approved;

     each of the Directors, including the director appointed as per the resolutions above, (each an "AUTHORISED SIGNATORY"), be and is severally authorised to sign and deliver on behalf of the Company each of the Transaction Documents, in the forms of the drafts reviewed by the Directors or with such amendments thereto as such Authorised Signatory may in his absolute discretion think fit, the exercise of such discretion to be conclusively evidenced by the Authorised Signatory's execution thereof;

     each Authorised Signatory be and is hereby severally authorised to do all acts and things so as to carry into effect the purposes of the foregoing resolutions and to sign and deliver on behalf of the Company any and all documents which may be required pursuant to or in connection with the Transaction Documents and to give any and all notices, acknowledgements or undertakings on behalf of the Company in connection with the Transaction Documents, in each case in such manner or form as such Authorised Signatory may in his absolute discretion think fit, the exercise of such discretion to be conclusively evidenced by his execution thereof;

     with respect to documents to be executed as deeds (if any), each Authorised Signatory and Attorney be and is hereby severally authorized in respect of any Transaction Document (or any such other document as may be requisite or appropriate in furtherance of the exercise of the Company's rights or performance of the Company's obligations thereunder), to execute under the Company's Common Seal and deliver same on behalf of the Company, in such form as such person may in his or her absolute discretion think fit, the exercise of such discretion to be conclusively evidenced by his execution thereof;

     with respect to documents requiring execution only under hand, each Authorised Signatory be and is hereby severally authorized in respect of any Transaction Document (or any such other document as may be requisite or appropriate in furtherance of the exercise of the Company's rights or performance of the

     Company's obligations thereunder) that does not require execution as a deed, to execute under hand and deliver same in such form as such person may in his or her absolute discretion think fit, the exercise of such discretion to be conclusively evidenced by his execution thereof;

     each of the Secretary, the Assistant Secretary, the Resident Representative and the Assistant Representative of the Company be and is hereby severally authorized to issue a power or powers of attorney under the Common Seal of the Company authorizing any or all of the Authorized Signatories as attorneys-in-fact of the Company (each an "ATTORNEY" and together, the "ATTORNEYS") and delegating to the Attorneys the powers and discretions vested in the Authorised Signatories by virtue of the foregoing resolutions, such power or powers of attorney to be in such form as the individual or individuals acting may in his or their discretion determine, the exercise of such discretion to be conclusively evidenced by their execution thereof;

     each of the Directors, the Secretary or the Assistant Secretary of the Company be and is hereby authorised;

                                   SCHEDULE 5

                               DEBT RESTRUCTURING

1. Bidco has notified Lehman Brothers International (Europe) in accordance with the terms of the Commitment Letter, that signing of the Facility Agreement is required to take place on the date of Completion on terms approved as of the date hereof.

2. The Bond Trustee has notified Sealift in writing that the ShipCo Transfer Transactions constitutes a mandatory prepayment event in accordance with the terms of the Sealift Bonds.

3.   On the date hereof:

3.1 Sealift shall notify Nordea Bank Norge ASA ("NORDEA") as agent under the Senior Sealift Loan Agreement that the Senior Sealift Loan will voluntarily be repaid by Sealift on Merger Completion.

3.2 BidCo shall notify Fortis Bank S.A. / N.V. (UK Brands) as agent under the Existing Facility Agreements that the Existing Facilities will voluntarily be prepaid by BidCo on Merger Completion.

4. Prior to the Merger Completion Date the appropriate parties shall enter into the and Notary Letter.

5.   On the Merger Completion Date:

5.1 Bidco, PIKCo and Lehman Brothers as the Agent will enter into the Facilities Agreements.

5.2 The lenders under the Facilities Agreements will make the funding available to the Notary Account for release in accordance with the terms of the Notary Letter upon prepayment of the conditions precedent as agreed therein.

5.3 Sealift will issue to the Bond Trustee the Mandatory Prepayment Notice.

6. Within 3 Business Days of Merger Completion Sealift will repay the Sealift Senior Facility and procure the release of first lien security by Nordea as security agent under the Senior Sealift Loan Agreement.

7. On the Mandatory Bond Prepayment Date, Sealift will repay the Sealift Bonds together with the mandatory prepayment amount.

8. Following Merger Completion, BidCo, PIKCo and the ShipCo's will enter into the relevant further security documents in accordance with the terms of the Facility Agreements.

                                   SCHEDULE 6

                           SHIPCO TRANSFER TRANSACTION

1. On the Merger Completion Date:

1.1 Sealift and Dockwise Transport B.V. shall procure the transfer of the ShipCo's in accordance with the ShipCo SPA.

1.2 Frontline agrees to the assignment by Sealift or ShipCo of any and all rights and the transfer of any and all obligations under any Shipping Document to any other direct or indirect wholly owned subsidiary of Sealift.

1.3 The time charter contracts in relation to the Granite and Marble will be replaced by bareboat charter contracts in the Agreed Form:

     Rate: USD 12.500 per day

     Start date: Merger Completion

     End date: 15 March 2008 (Granite) or 15 April 2008 (Marble).

     If delivery date agreed with Cosco is later than 15 March 2008 (Granite) or 15 April 2008 (Marble) the bareboat contract shall terminate on the earlier of such delivery date and 15 April 2008 (Granite) and 15 May 2008 (Marble).

1.4 Frontline confirms that prior to the Merger Completion Date the ShipCo Transfer Transaction has been disclosed to the insurers and the lead underwriters have confirmed that all the insurance policies disclosed as part of the Disclosed Information wi11 continue in full force and effect and on the same terms and conditions following the completion of the ShipCo Transfer Transaction. Frontline confirms that with effect from the date hereof it will continue to maintain in full force and effect each of the insurance policies disclosed as part of the Disclosed Information until the earlier of 15 January 2008 and such time as the Company gives written notice that it has replaced such policies on terms and conditions satisfactory to the Company; it being understood that the relevant premiums, to the extent they relate to the relevant Shipco Vessels, will be recharged at cost to the relevant Shipco in accordance with consistent past practice.

1.5 Frontline confirms that each ShipCo is and will remain the sole loss payee in relation to any insurance policies relating to the relevant Sealift Vessel owned by it.

                                   SCHEDULE 7

                              DISCLOSED INFORMATION

1. OWNERSHIP OF VESSELS

1.1 Purchase Agreement between Frontline and Sealift dated 30 January 2007, governed by Norwegian Law

1.2 Supplemental Agreement to the Purchase Agreement, between Sealift, the Owners and Frontline dated 15 March 2007, governed by Norwegian Law

1.3  Certificates of Ownership for each Vessel

2. CHARTERS

2.1 Bareboat Charter re "Front Target" between Front Target Inc. and Key Chartering Corp. dated 21 March 2007, governed by English Law

2.2 Bareboat Charter re "Front Traveller" between Front Traveller Inc. and Key Chartering Corp. dated 21 March 2007, governed by English Law

2.3 Bareboat Charter re "Front Comor" between West Tankers Inc. and Key Chartering Corp. dated 21 March 2007, governed by English Law

2.4  Letter of Intent to Contract Heavy Lift Vessel dated 23 March 2007

3. MANAGEMENT OF VESSELS

3.1 Addendum 1 to the Administrative Services Agreement, between Sealift, Frontline Management and the Owners dated 21 March 2007, governed by Norwegian Law

3.2 Technical Ship Management Contract between Granite Shipping Company Ltd. and Frontline Management dated 21 March 2007, governed by English Law

3.3 Technical Ship Management Contract between Quadrant Marine Inc. and Frontline Management dated 21 March 2007, governed by English Law

3.4 Administrative Services Agreement between Sealift and Frontline dated 27 February 2007, governed by Norwegian Law

3.5 Commercial Management Agreement between Quadrant Marine Inc. and Frontline Management dated 21 March 2007, governed by English Law

  3.6 Commercial Management Agreement between Granite Shipping Company Limited and Frontline Management dated 21 March 2007, governed by English Law

4. CONVERSION

4.1  Heavylift Conversion Schedule dated 22 March 2007

4.2 Conversion Contract re "Front Target" between Front Target Inc. and Cosco (Nantong) Shipyard Co. Ltd. dated 11 December 2006, governed by English Law

4.3 Conversion Contract re "Front Traveller" between Front Traveller Inc. and Cosco (Zhoushan) Shipyard Co. Ltd. dated 18 January 2007, governed by English Law

4.4 Conversion Contract re "Front Transporter" between Front Transporter Inc. and Cosco (Nantong) Shipyard Co. Ltd. 1 June 2006, governed by English Law

4.5 Conversion Contract re "Front Comor" between West Tankers Inc. and Cosco (Nantong) Shipyard Co. Ltd. dated 18 January 2007, governed by English Law

4.6 Novation Agreement between Front Transporter Inc., Southwest Tankers Inc. and Cosco (Nantong) Shipyard Co. Ltd. dated 20 January 2007, governed by English Law

4.7 Heads of Agreement of Conversion between Ship Finance International Ltd. and Cosco Shipyard group Co. Ltd dated 22 February 2006, governed by English Law

4.8 Novation of Option Agreement between Cosco Shipyard group Co. Ltd., Ship Finance International Ltd and Sealift dated 18 January 2007, governed by English Law

4.9 Option Agreement between Cosco Shipyard group Co. Ltd. and Ship Finance International Ltd. dated 1 June 2006, governed by English Law

4.10 Draft conversion contract to be agreed between Granite Shipping Company Limited and Cosco (Zhoushan) Shipyard Co. Ltd for the conversion of "Front Granite" (although the draft refers to 'Front Traveller Inc.' and "Front Traveller" it was disclosed as relating to "Front Granite"

4.11 Draft conversion contract to be agreed between Quadrant Marine Inc. and Cosco (Guangzhou) Shipyard Co. Ltd for the conversion of "Marble" (although the draft refers to 'Front Traveller Inc.' and "Front Traveller" it was disclosed as relating to "Marble"

5. CLASSIFICATION

     Classification Certificates relating to each Vessel dated 15 February 2007.

6. CORPORATE

6.1  Sealift

6.2  Sealift Bye-Laws, dated 15 January 2007

6.3  Sealift Equity Offering Presentation dated January 2007

6.4  Sealift Certificate of Incorporation, dated 11 January 2007

6.5  Incorporation of Sealift - SGM minutes dated 15 January 2007

6.6  Board minutes and resolutions Sealift dated 15 January 2007

6.7  Board minutes Sealift dated 24 January 2007

6.8  Board minutes Sealift dated 12 February 2007

6.9  Board minutes Sealift dated 14 February 2007(1)

6.10 Board minutes Sealift dated 14 February 2007(2)

6.11 Board minutes Sealift dated 21 March 2007

6.12 Shareholders written resolution dated 24 January 2007

6.13 Subsidiaries

6.14 Incorporation documentation, dated 23 December 2002 - Front Target Inc.

6.15 Incorporation documentation, dated 23 December 2002 - Front Traveller Inc.

6.16 Incorporation documentation, dated 29 May 1991 - Granite Shipping Company Limited.

6.17 Incorporation documentation, dated 2 December 1991 - Quadrant Marine Inc.

6.18 Incorporation documentation, dated 23 February 1989 - Southwest Tankers
     Inc.

6.19 Incorporation documentation, dated 23 February 1989 - West Tankers Inc.

6.20 Board resolutions re Security, dated 14 February 2007 - Granite Shipping Company Limited

6.21 Board resolutions re Corporate matters and Documentation, dated 14 February 2007 - Granite Shipping Company Limited.

6.22 Board resolutions re Security, dated 14 February 2007 - Southwest Tankers Inc.

6.23 Board resolutions re Corporate matters and Documentation, dated 14 February 2007 - Southwest Tankers Inc.

6.24 Board resolutions re Security, dated 14 February 2007 - Front Target Inc.

6.25 Board resolutions re Corporate matters and Documentation, dated 14 February 2007 - Front Target Inc.

6.26 Board resolutions re Security, dated 14 February 2007 - West Tankers Inc.

6.27 Board resolutions re Corporate matters and Documentation, dated 14 February 2007 - West Tankers Inc.

6.28 Board resolutions re Security, dated 14 February 2007 - Quadrant Marine
     Inc.

6.29 Board resolutions re Corporate matters and Documentation, dated 14 February 2007 - Quadrant Marine Inc.

6.30 Board resolutions re Security, dated 14 February 2007 - Front Traveller
     Inc.

6.31 Board resolutions re Corporate matters and Documentation, dated 14 February 2007 - Front Traveller Inc.

6.32 Board resolutions and POAs re the financing, dated 16 March 2007 - Front Target Inc., Quadrant Marine Inc. and Granite Shipping Company Limited

6.33 Board resolutions and POAs re the financing, dated 16 March 2007 - West Tankers Inc, Front Target Inc. and Southwest Tankers Inc.

6.34 Written resolutions of the Shareholders of the Owners dated 19 March 2007

6.35 Written resolutions of the Shareholders of the Owners dated 15 February
     2007

6.36 Board minutes of the Owners dated 18 April 2007

6.37 Board minutes - incomplete

6.38 Commercial register extract dated 21 March 2007 - Sealift Management B.V.

6.39 Articles of Sealift Management B.V. dated 20 February 2007

6.40 Share register of Sealift Management B.V. dated 20 February 2007

6.41 Share certificates of the Owners dated 21 March 2007

6.42 List of Directors and Officers of the Owners, undated

6.43 Register of members of the Owners, last updated 21 March 2007

6.44 OTC

6.45 Registrar Agreement between Nordea and Sealift, governed by Norwegian Law

6.46 Confirmation letter from Norwegian Stockbrokers Association dated 30 January 2007

6.47 Agreement on Distribution of Price Sensitive Information between Sealift and Norwegian Stockbrokers' Association dated 24 January 2007, governed by Norwegian Law

6.48 Branch Register Agreement between Sealift and Nordea dated 24 January 2007, governed by Norwegian Law

6.49 Permits

6.50 Correspondence with Bermuda Monetary Authority

6.51 Exemption from the Companies Act dated 19 January 2007

6.52 Ministry of Finance - exemption under the 1966 Act dated 16 January 2007

7. INSURANCES

7.1  Company Liability Insurance

     7.1.1 Frontline - Directors and Officers, Company Liability and Securities Claims Entity Insurance, governed by Norwegian Law

     7.1.2 Endorsement no. 7 - Endorsement of Sealift as Additional Named Company under Frontline - Company Liability and Securities Claims Entity Insurance

     7.1.3 Frontline - Directors and Officers, Company Liability and Securities Claims Entity Insurance - Excess Policy, governed by Norwegian Law

7.2  Insurance of Vessels

     7.2.1  Assured Mortgagees Sealift

     7.2.2  Hull and Machinery Insurance document dated 2 January 2006

     7.2.3  Schedule of Insurances per Vessel dated 20 February 2007

     7.2.4  Schedule of Insurance claims dated 16 February 2007

     7.2.5  Certificate of Entry - "Front Target" - effective date 20 February
            2007

     7.2.6 Certificate of Entry - "Front Traveller" - effective date 20 February 2007

     7.2.7 Certificate of Entry - "Front Granite" - effective date 20 February 2007

     7.2.8  Certificate of Entry - "Marble" - effective date 20 February 2007

     7.2.9  Certificate of Entry - "Front Sunda"- effective date 20 February
            2007

     7.2.10 Certificate of Entry - "Front Comor" - effective date 20 February
            2007

8. LOAN DOCUMENTS AND SECURITY

8.1  Loan Agreements & Guarantees

8.2  Commitment Letter from Nordea and DNB Nor to Sealift dated 7 February 2007

8.3 Coordination Agreement between Nordea, Norsk Tillitsmann and Sealift dated 15 March 2007, governed by Norwegian Law

8.4 $240m Delayed Draw Term Loan Facility Agreement between Sealift, the Owners and Nordea and DNB Nor dated 15 March 2007, governed by Norwegian Law (the "$240m Loan")

8.5 Postponement of Payment of Obligations Agreement between Sealift and Frontline dated 21 March 2007

8.6 Letter Agreement Between Nordea and Sealift dated 21 March 2007, governed by Norwegian Law

8.7 Frontline Guarantee for obligations of Sealift in favour of Nordea dated 21 March 2007, governed by Norwegian Law

8.8 Guarantee by Frontline in favour of Target, Traveller and West Tankers dated 21 March 2007, governed by Norwegian Law

8.9  Loan Trustee Fees between Sealift and Norsk Tillitsmann dated 9 February
     2007

8.10 Sealift Bond Presentation re Bond Issue dated January 2007

8.11 Bond Loan Agreement between Sealift and Norsk Tillitsmann dated 8 February 2007, governed by Norwegian Law (the "Bond Loan")

8.12 Letter from Nordea confirming a drawdown under the MUSD 240 facility and a fax confirmation from the Loan Trustee stating the interest of the bond loan for the first interest period

8.13 Security

8.14 First Preferred Mortgage issued by Front Target Inc. to Nordea in respect of "Front Target" dated 20 March 2007, governed by the Laws of the Republic of the Marshall Islands

8.15 First Preferred Mortgage issued by Front Traveller Inc. to Nordea in respect of "Front Traveller" dated 20 March 2007, governed by the Laws of the Republic of the Marshall Islands

8.16 First Preferred Mortgage issued by Granite Shipping Company Limited to Nordea in respect of "Front Granite" dated 20 March 2007, governed by the Laws of the Republic of the Marshall Islands

8.17 First Preferred Mortgage issued by Southwest Tankers Inc. to Nordea in respect of "Front Sunda" dated 20 March 2007, governed by the Laws of the Republic of the Marshall Islands

8.18 First Preferred Mortgage issued by West Tankers Inc. to Nordea in respect of "Front Comor" dated 20 March 2007, governed by the Laws of the Republic of the Marshall Islands

8.19 Registration of Mortgage - "Marble", dated 21 March 2007

8.20 Second Preferred Mortgage issued by Front Target Inc. to Norsk Tillitsmann in respect of "Front Target" dated 20 March 2007, governed by the Laws of the Republic of the Marshall Islands

8.21 Second Preferred Mortgage issued by Front Traveller Inc. to Norsk Tillitsmann in respect of "Front Traveller" dated 20 March 2007, governed by the Laws of the Republic of the Marshall Islands

8.22 Second Preferred Mortgage issued by Granite Shipping Company Limited to Norsk Tillitsmann in respect of "Front Granite" dated 20 March 2007, governed by the Laws of the Republic of the Marshall Islands

8.23 Second Preferred Mortgage issued by Southwest Tankers Inc. to Norsk Tillitsmann in respect of "Front Sunda" dated 20 March 2007, governed by the Laws of the Republic of the Marshall Islands

8.24 Second Preferred Mortgage issued by West Tankers Inc. to Norsk Tillitsmann in respect of "Front Comor" dated 20 March 2007 governed, by the Laws of the Republic of the Marshall Islands

8.25 Mortgage Deed of Covenant between Quadrant Marine Inc. and Norsk Tillitsmann dated 21 March 2007, governed by Bahamian Law

8.26 Second Priority Assignment of Insurances between Front Target Inc. and Norsk Tillitsmann dated 19 March 2007, governed by Norwegian Law

8.27 Second Priority Assignment of Insurances between Front Traveller Inc. and Norsk Tillitsmann dated 19 March 2007, governed by Norwegian Law

 8.28 Second Priority Assignment of Insurances between Granite Shipping Company Limited and Norsk Tillitsmann dated 19 March 2007, governed by Norwegian
                                       Law

8.29 Second Priority Assignment of Insurances between Quadrant Marine Inc. and Norsk Tillitsmann dated 19 March 2007, governed by Norwegian Law

8.30 Second Priority Assignment of Insurances between Southwest Tankers Inc. and Norsk Tillitsmann dated 19 March 2007, governed by Norwegian Law

8.31 Second Priority Assignment of Insurances between West Tankers Inc. and Norsk Tillitsmann dated 19 March 2007, governed by Norwegian Law

8.32 Pledge of Shares between Sealift and Norsk Tillitsmann dated 19 March 2007, governed by Norwegian Law

8.33 Refund guarantees in favour of Southwest Tankers Inc. (third instalment), Front Transporter Inc. (second and third instalment) and Front Target Inc. (first instalment)

8.34 Guarantee between Front Target Inc. and Norsk Tillitsmann dated 19 March 2007, governed by Norwegian Law

8.35 Guarantee between Front Traveller Inc. and Norsk Tillitsmann dated 19 March 2007, governed by Norwegian Law

8.36 Guarantee between Quadrant Marine Inc. and Norsk Tillitsmann dated 19 March 2007, governed by Norwegian Law

8.37 Guarantee between Southwest Tankers Inc. and Norsk Tillitsmann dated 19 March 2007, governed by Norwegian Law

8.38 Guarantee between West Tankers Inc. and Norsk Tillitsmann dated 19 March 2007, governed by Norwegian Law

8.39 Guarantee between Granite Shipping Company Ltd. and Norsk Tillitsmann dated 19 March 2007

8.40 Second Priority Assignment Deed of Purchase Agreement, between Sealift and Norsk Tillitsmann dated 21 March 2007, governed by English Law

 8.41 Account Charge between Front Target Inc. and Nordea dated 21 March 2007, governed by Norwegian Law

8.42 Account Charge between Front Traveller Inc. and Nordea dated 21 March 2007, governed by Norwegian Law

8.43 Account Charge between Granite Shipping Company Limited and Nordea dated 21 March 2007, governed by Norwegian Law

8.44 Account Charge between Quadrant Marine Inc. and Nordea dated 21 March 2007, governed by Norwegian Law

8.45 Account Charge between Southwest Tankers Inc. and Nordea dated 21 March 2007, governed by Norwegian Law

 8.46 Account Charge between West Tankers Inc. and Nordea dated 21 March 2007, governed by Norwegian Law

8.47 General Assignment of Earning and Insurances between Front Target Inc. and
              Nordea dated 21 March 2007, governed by Norwegian Law

8.48 General Assignment of Earning and Insurances between Front Traveller Inc. and Nordea dated 21 March 2007, governed by Norwegian Law

8.49 General Assignment of Earning and Insurances between Granite Shipping Company Limited and Nordea dated 21 March 2007, governed by Norwegian Law

8.50 General Assignment of Earning and Insurances between Quadrant Marine Inc. and Nordea dated 21 March 2007, governed by Norwegian Law

8.51 General Assignment of Earning and Insurances between Southwest Tankers Inc. and Nordea dated 21 March 2007, governed by Norwegian Law

8.52 General Assignment of Earning and Insurances between West Tankers Inc. and Nordea dated 21 March 2007, governed by Norwegian Law

8.53 Assignment of Conversion Contract and Refund Guarantees -"Front Target"- between Front Target Inc. and Nordea, governed by English Law

8.54 Assignment of Conversion Contract and Refund Guarantees -"Front Traveller"- between Front Traveller Inc. and Nordea, governed by English Law

8.55 Assignment of Conversion Contract and Refund Guarantees -"Front Sunda"- between Southwest Tankers Inc. and Nordea, governed by English Law

8.56 Assignment of Conversion Contract and Refund Guarantees -"Front Comor"- between West Tankers Inc. and Nordea, governed by English Law

8.57 Assignment Deed - Bareboat re "Front Target"- between Front Target Inc. and Nordea dated 21 March 2007, governed by English Law

8.58 Assignment Deed - Bareboat re "Front Traveller"- between Front Traveller Inc. and Nordea dated 21 March 2007, governed by English Law

8.59 Assignment Deed - Bareboat re "Front Comor"- between West Tankers Inc. and Nordea dated 21 March 2007, governed by English Law

8.60 Assignment Deed - Purchase Agreement - between Sealift and Nordea dated 21 March 2007, governed by English Law

8.61 Assignment Deed - Option Agreement - between Sealift and Nordea dated 21 March 2007, governed by English Law

8.62 Pledge of Shares between Sealift and Nordea dated 21 March 2007, governed by Norwegian Law

8.63 Mortgage Deed of Covenant between Quadrant Marine Inc. and Nordea dated 21 March 2007

8.64 Account Charge between Sealift and Nordea dated 21 March 2007, governed by Norwegian Law

9. FINANCIAL INFORMATION

9.1  Payment Schedule under the $240m Loan

9.2  Payment Schedule under the Bond Loan

9.3  Unaudited Consolidated First Quarter Report and Accounts for Sealift

9.4  Sealift Cashflow scenarios

The Refund Guarantees in relation to the first, second and third instalments relating to the Front Sunda will be replaced and until then the next set of instalments due to Cosco will not be paid by Frontline.

                                   SCHEDULE 8

                                   WARRANTIES

1. POWER AND AUTHORITY

1.1 Frontline and Sealift each have the requisite capacity, power and authority to enter into and to perform this Merger Agreement.

1.2 The signature of and the compliance with the terms of this Merger Agreement does not and will not conflict with or constitute a default under any provision of:

     any agreement or instrument to which either Frontline or Sealift is a party; or

     the constitutional and corporate documents of either Frontline or Sealift.

     the laws of Bermuda.

2. THE EXISTING SHARES

2.1 The Existing Shares comprise all of the issued shares of Sealift and are fully paid up, free of further capital contribution obligations.

2.2 Frontline is the sole legal and beneficial owner of 30 million of the 90 million the Existing Shares.

2.3 There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the unissued shares in the capital of Sealift.

2.4 Other than this Merger Agreement, there is no agreement, arrangement or obligation requiring the issue, transfer, repurchase, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the issue, transfer, redemption or repayment of, a share in the capital of Sealift (including, without limitation, an option or right of pre-emption or conversion).

3. SHIPPING

3.1  Binding Agreements

     3.1.1 The obligations of each ShipCo under each Shipping Document are, or when the relevant document is executed will be, enforceable in accordance with their terms.

3.2  Shipping Assets

     3.2.1 Each of the Shipping Assets is owned both legally and beneficially by the relevant ShipCo as set out in SCHEDULE 10 (Shipping Assets) and each of those Shipping Assets capable of possession is in the possession or under the control of the relevant ShipCo.

     3.2.2 Except for statutory maritime liens arising in the ordinary course of business and subject to the due repayment of the Senior Sealift Loan and the Sealift Bonds there is no Encumbrance over or affecting all or part of the Shipping

          Assets which will subsist after completion of the Debt Restructuring and no ShipCo is a party to any agreement or commitment to give or create any and so far as Frontline and Sealift are aware, no claim has been made by any person to be entitled to any.

3.3  Conversion Contracts, Options and Refund Guarantees

      3.3.1 Complete and accurate copies of all Conversion Contracts, Conversion Options and Refund Guarantees have been disclosed as part of the Disclosed Information.

      3.3.2 Each of the Conversion Contracts and Conversion Options was properly executed by the relevant ShipCo and, so far as Frontline and Sealift are aware, by the respective counterparties, and has not been terminated and neither Frontline nor Sealift are aware of any breach, invalidity, or grounds for determination, rescission, avoidance or repudiation of any Conversion Contract or Conversion Option.

      3.3.3 Subject to the due repayment of the Senior Sealift Loan and the Sealift Bonds, there is no Encumbrance over or affecting all or part of the ShipCos' rights under the Conversion Contracts or the Conversion Options which will subsist after Completion and no ShipCo is a party to any agreement or commitment to give or create any and, so far as Frontline and Sealift are aware, no claim has been made by any person to be entitled to any.

      3.3.4 So far as Frontline and Sealift are aware, each of the Refund Guarantees was properly executed by the Refund Guarantor, and has not been terminated and neither Frontline nor Sealift are aware of any breach, invalidity, or grounds for determination, rescission, avoidance or repudiation of any Refund Guaranteeprovided, however, that the Refund Guarantees received will be reissued to take into account the novation of the Conversion Contract relevant to M/T "Front Sunda" having been novated to Southwest Tankers Inc. from Front Transporter Inc. and the revised text thereof agreed with Nordea as agent for the lenders to the Senior Sealift Loan.

      3.3.5 There is no Encumbrance over or affecting all or part of the ShipCos' rights under the Refund Guarantee which will subsist after Completion and no ShipCo is a party to any agreement or commitment to give or create any and, so far as Frontline and Sealift are aware, no claim has been made by any person to be entitled to any.

      3.3.6 The agreed schedule for delivery of the first four Sealift Vessels to Cosco for the conversion works to be undertaken pursuant to the Conversion Contracts and for the redelivery of each such Sealift Vessel to the relevant ShipCo following completion of such works is as included in the Disclosed Information.

3.4   The Sealift Vessels

      3.4.1 So far as Frontline and Sealift are aware, each of the Sealift Vessels currently holds all material certificates, licences or authorisations required to enable such

            Sealift Vessel to carry out its operations in the jurisdiction in which it is registered and all jurisdictions in which it currently trades subject only to such certificates lapsing during actual conversion of a Sealift Vessel pursuant to the Conversion Contracts.

      3.4.2 So far as Frontline and Sealift are aware, each of the Sealift Vessels is presently permanently registered at its place of registry and all fees of such registry have been paid.

      3.4.3 Neither Frontline or Sealift has received any notice that any Sealift Vessel is or is likely to be subject to any claim, to forfeiture, arrest, other detention, seizure, confiscation or other requisition and neither Frontline nor Sealift are aware of any circumstances which might give rise to any such claim, forfeiture, arrest, other detention, seizure, confiscation or other requisition.

4. INSURANCES

4.1 All premiums, calls or other sums payable in respect of the insurances for the Sealift Vessels have been paid.

4.2 All material facts disclosable to insurers have been disclosed, including the planned conversion of each of the Sealift Vessels.

5. GENERAL

5.1 The Disclosed Information contains all information relating to (i) the business and affairs of Sealift and each Sealift Group Company and that is material in the context of the Transaction and (ii) any arrangement between Frontline, any director or shareholder of Frontline and Sealift has been disclosed to the Delphi Shareholders.

5.2 Sealift has obtained all necessary consents and complied with all requirements in relation to all statutes and regulations including but not limited to the Bermuda Monetary Authority, exchange control and foreign currency regulations. Sealift and each Sealift Group Company has at all times complied and continues to comply with such statutes and regulations governing each company in the country of its incorporation. Sealift or any Sealift Group Company is not under any obligation, contractual or otherwise, to request or obtain the consent of any person, and no permits, licenses, certifications, authorisations or approvals of or notifications to, any government or governmental agency, board, commission or authority are required to be obtained by Sealift or any Sealift Group Company in connection with the execution, delivery or performance by Sealift of this Merger Agreement or the completion of the Transaction.

                                   SCHEDULE 9

                             INTENTIALLY LEFT BLANC

                                   SCHEDULE 10

                                 SHIPPING ASSETS

A. VESSELS

1. NAME OF VESSEL: MARBLE

      SEALIFT SHIPCO OF VESSEL:   Quadrant Marine Inc

      FLAG OF VESSEL:             Bahamas

2. NAME OF VESSEL: FRONT GRANITE

      SEALIFT SHIPCO OF VESSEL:   Granite Shipping Company Limited

      FLAG OF VESSEL:             Marshall Islands

3. NAME OF VESSEL: FRONT TARGET

      SEALIFT SHIPCO OF VESSEL:   Front Target Inc.

      FLAG OF VESSEL:             Marshall Islands

10. NAME OF VESSEL: FRONT SUNDA

      SEALIFT SHIPCO OF VESSEL:   Southwest Tankers Inc.

      FLAG OF VESSEL:             Marshall Islands

11. NAME OF VESSEL: FRONT COMOR

      SEALIFT SHIPCO OF VESSEL:   West Tankers Inc.

      FLAG OF VESSEL:             Marshall Islands

12. NAME OF VESSEL: FRONT TRAVELLER

      SEALIFT SHIPCO OF VESSEL:   Front Traveller Inc.

      FLAG OF VESSEL:             Marshall Islands

B. SHIPPING DOCUMENTS

1. Conversion Contracts

2. Conversion Options

3. Bareboat Charters

4. Management Agreements

5. Refund Guarantees

13. Post-Redelivery Shipping Documents

                                   SCHEDULE 11

                     SECOND SUPPLEMENTAL PURCHASE AGREEMENT

This supplemental agreement (the "AGREEMENT") is entered into on this [___] day of [___] 2007

BETWEEN:

1. SEALIFT LTD. ("SEALIFT");

2. SOUTHWEST TANKERS INC. ("SOUTHWEST");

3. FRONT TARGET INC. ("FRONT TARGET");

4. FRONT TRAVELLER INC. ("FRONT TRAVELLER");

5. WEST TANKERS INC. ("WEST");

6. GRANITE SHIPPING COMPANY LTD. ("GRANITE");

7. QUADRANT MARINE INC. ("QUADRANT")

(Southwest, Front Target, Front Traveller, West, Granite and Quadrant hereinafter collectively referred to as the "OWNERS" and, individually, as an "OWNER")

8. FRONTLINE LTD. ("FRONTLINE")

(Sealift and the Owners on the one hand and Frontline on the other hand are hereinafter collectively referred to as the "PARTIES" and, individually, as a "PARTY").

WHEREAS:

(A) On 30 January, 2007, Frontline and Sealift entered into a purchase agreement setting forth the terms and conditions upon and subject to which Sealift acquired, INTER ALIA, all of the shares in the Owners from Frontline (the "ORIGINAL PURCHASE AGREEMENT");

On 15 March 2007 the Parties entered into a supplemental agreement supplementing certain terms of the Original Purchase Agreement (the "SUPPLEMENTAL AGREEMENT") (together with the Original Purchase Agreement, referred to as the "PURCHASE AGREEMENT"); and

The Parties wish to supplement the terms of the Purchase Agreement in respect of a number of issues.

NOW THEREFORE, it is hereby, agreed as follows:

1. Terms defined in the Purchase Agreement shall, when used herein in capitalised form, have the same meaning as attributed to them in the Purchase Agreement.

2. Clause 8.1.6 of the Original Purchase Agreement shall be supplemented for the avoidance of doubt so that:

     (i) notwithstanding any of the terms in said Clause 8.1.6 or elsewhere in the Purchase Agreement, Frontline shall indemnify each Owner against all costs incurred by such Owner as a result of Frontline not paying any claim which such Owner is obliged to pay under the terms of the relevant Conversion Contract or any repair contract entered into by such Owner with Cosco;

      (ii) Frontline shall be responsible for the repair costs of each Conversion Vessel and in Clause 8.1.6 all references to "conversion costs" shall be construed so that this term includes such costs incurred as a result of a repair contract being entered into by Frontline (on behalf of the relevant Owner) with the relevant Yard pursuant to Clause 10.8 of such Conversion Contract.

     3. Clause 8.1.5 of the Original Purchase Agreement shall be amended so that the final sentence is deleted and the clause is supplemented by the following:

      (i) Sealift shall have the right to assign two representatives to the supervision team for Front Sunda, Front Target, Front Traveller and Front Comor, one of which shall have engine room expertise and the other deck expertise;

      (ii) the Sealift representatives shall have full access to information and documentation provided by Cosco to the supervision teams, as well as all documentation related to the Conversion Vessels as is being prepared by the supervision teams or circulated among its members;

      (iii) the Sealift representatives shall have the right to attend all inspections, testing of equipment, sea trials and review of sea trial documentation;

      (iv) the Sealift representatives shall work with the other members of the supervision team with the objective of resolving all technical issues in the best interests of the Owners and in the case of disagreement between the Sealift representatives and the other members of the supervision team, the views of the Sealift representatives shall be given in writing to the leader of the supervision team; and

     Frontline shall procure that the Seatrials include operational trials (including ballasting and de-ballasting trials) in the presence of the Sealift representatives.

4. Clause 8.1.9 of the Original Purchase Agreement and Clause 2 of the Supplemental Agreement shall be amended so that the agreed redelivery dates are as follows:

     Front Sunda:     30 April 2007
     Front Target:    30 September 2007
     Front Traveller: 31 January 2008
     Front Comor:     31 May 2008

5.   This Agreement shall become effective immediately upon Merger Completion.

6. This Agreement shall be considered null and void if Merger Completion has not occurred prior to 12 May 2007.

7. The Parties agree that the provisions of Clauses 14 and 17 of the Original Purchase Agreement shall apply to this Agreement as well.

     For and on behalf of                           For and on behalf of


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

     SEALIFT LTD.                       SOUTHWEST TANKERS INC.

     For and on behalf of               For and on behalf of
     FRONT TARGET INC.                  FRONT TRAVELLER INC.

     For and on behalf of               For and on behalf of
     WEST TANKER INC.                   GRANITE SHIPPING COMPANY LTD.

     For and on behalf of               For and on behalf of
     QUADRANT MARINE INC.               FRONTLINE LTD.


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